       AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 1996
                                                      REGISTRATION NO. 333-04313

________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                        ALGOS PHARMACEUTICAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

              DELAWARE                                2834                               22-3142274
  (STATE OR OTHER JURISDICTION OF         (PRIMARY STANDARD INDUSTRIAL                (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBER)               IDENTIFICATION NO.)

                            ------------------------

                               COLLINGWOOD PLAZA
                                 4900 ROUTE 33
                         NEPTUNE, NEW JERSEY 07753-6804
                                 (908) 938-5959
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                  JOHN W. LYLE
                        ALGOS PHARMACEUTICAL CORPORATION
                               COLLINGWOOD PLAZA
                                 4900 ROUTE 33
                         NEPTUNE, NEW JERSEY 07753-6804
                                 (908) 938-5959
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

                     RAYMOND Y. LIN                                         THOMAS E. CONSTANCE
                    LATHAM & WATKINS                                           MARK B. SEGALL
              885 THIRD AVENUE, SUITE 1000                           KRAMER, LEVIN, NAFTALIS & FRANKEL
                NEW YORK, NEW YORK 10022                                      919 THIRD AVENUE
                     (212) 906-1200                                       NEW YORK, NEW YORK 10022
                                                                               (212) 715-9100

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]


                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

                             CROSS-REFERENCE SHEET

     (PURSUANT TO ITEM 501(b) OF REGULATION S-K SHOWING THE LOCATION IN THE PROSPECTUS OF THE RESPONSES TO THE ITEMS OF PART I OF FORM S-1).

                             ITEM NUMBER AND CAPTION                          LOCATION AND CAPTION IN PROSPECTUS
                             -----------------------                         ------------------------------------

  1.  Forepart of the Registration Statement and Outside Front Cover Page
        of Prospectus......................................................  Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages of Prospectus..............  Inside Front and Outside Back Cover
                                                                               Pages
  3.  Summary Information, Risk Factors and Ratio of Earnings to Fixed
        Charges............................................................  Prospectus Summary; Risk Factors
  4.  Use of Proceeds......................................................  Use of Proceeds
  5.  Determination of Offering Price......................................  Underwriting
  6.  Dilution.............................................................  Dilution
  7.  Selling Security Holders.............................................  Not Applicable
  8.  Plan of Distribution.................................................  Underwriting
  9.  Description of Securities to be Registered...........................  Description of Capital Stock
 10.  Interests of Named Experts and Counsel...............................  Legal Matters; Experts
 11.  Information with Respect to the Registrant...........................  Outside Front Cover Pages;
                                                                               Prospectus Summary; Risk Factors;
                                                                               Capitalization; Dividend Policy;
                                                                               Dilution; Selected Financial
                                                                               Information; Management's
                                                                               Discussion and Analysis of
                                                                               Financial Condition and Results of
                                                                               Operations; Business; Management
                                                                               and Key Scientific Advisors;
                                                                               Principal Stockholders; Certain
                                                                               Relationships and Related
                                                                               Transactions; Description of
                                                                               Capital Stock; Shares Eligible For
                                                                               Future Sale; Underwriting;
                                                                               Additional Information; Financial
                                                                               Statements
 12.  Disclosure of Commission Position on Indemnification for Securities
        Act Liabilities....................................................  Not Applicable

                  Subject to Completion, dated August 30, 1996


PROSPECTUS



                                3,500,000 SHARES
                                     ALGOS
                                 PHARMACEUTICAL
[LOGO]                            CORPORATION
                                  COMMON STOCK
                          ---------------------------



     All of the shares of Common Stock (the 'Common Stock') of Algos Pharmaceutical Corporation ('Algos'or the 'Company') offered hereby (the 'Offering') are being sold by the Company. At the request of the Company, the Underwriters have reserved 300,000 shares of Common Stock for sale at the initial public offering price to certain of the Company's employees and certain other persons. If such shares are not purchased by such employees or other persons they will be offered by the Underwriters to the public upon the terms and conditions set forth in this Prospectus. See 'Underwriting.'


     Johnson & Johnson Development Corporation, an affiliate of Johnson & Johnson, has expressed an interest in purchasing 10% of the Offering, up to $6.5 million worth of the shares of Common Stock offered hereby, at the public offering price.



     Prior to the Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $14.00 and $16.00 per share. See 'Underwriting' for information relating to the factors to be considered in determining the initial public offering price. Subject to notice of issuance, the Common Stock has been approved for quotation on the Nasdaq National Market under the symbol 'ALGO.'


                          ---------------------------

    THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE 'RISK FACTORS' BEGINNING ON PAGE 6.
                          ---------------------------

THESE SECURITIES  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE  SECURITIES
   AND    EXCHANGE   COMMISSION   OR   ANY   STATE   SECURITIES   COMMISSION,
      NOR  HAS  THE  SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE
        SECURITIES    COMMISSION   PASSED    UPON   THE    ACCURACY   OR
          ADEQUACY   OF    THIS   PROSPECTUS.    ANY    REPRESENTATION
             TO    THE    CONTRARY   IS    A    CRIMINAL   OFFENSE.

                                                                         Underwriting
                                                     Price to           Discounts and          Proceeds to
                                                      Public           Commissions (1)         Company (2)

Per Share....................................           $                     $                     $
Total(3).....................................           $                     $                     $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See 'Underwriting.'

(2) Before deducting expenses payable by the Company estimated at $800,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 525,000 additional shares on the same terms and conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions
    and Proceeds to  Company will  be $                 , $                  and
    $            , respectively. See 'Underwriting.'
                          ---------------------------

     The shares of Common Stock offered by this Prospectus are offered by the Underwriters, subject to prior sale, to withdrawal, cancellation or modification of the offer without notice, to delivery and to acceptance by the Underwriters and to certain further conditions. It is expected that delivery of certificates representing the shares of Common Stock will be made at the offices of Lehman
Brothers Inc., New York, New York, on or about             , 1996.
                          ---------------------------

LEHMAN BROTHERS                                                  COWEN & COMPANY



             , 1996



INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES
EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATES.

    The following table lists the Company's ten products in development that have reached Phase II clinical trials or are scheduled for Phase II or Phase III clinical trials in 1996, their respective intended therapeutic indications and current stage of development. There can be no assurance that any of these products will be developed successfully or approved by the FDA.



                                         ALGOS PRODUCTS IN DEVELOPMENT

              PRODUCT                              INDICATION                       STAGE OF DEVELOPMENT
              -------                              ----------                       --------------------
NARCOTIC ANALGESICS
MorphiDex'tm'                         Moderate to severe                    Pivotal Phase II clinical trial
                                      pain (primarily cancer pain)          completed.
                                                                            Additional Phase II and III clinical
                                                                            trials in progress or scheduled in
                                                                            1996.
                                                                            Two Phase I/II clinical trials
                                                                            completed.

HydrocoDex SR'tm' and HydrocoDex      Moderate to moderately severe pain    Phase II clinical trial scheduled in
Plus'tm'                              (primarily post-operative,            1996.
                                      musculoskeletal and trauma-related
                                      pain)

OxycoDex'tm'                          Moderate to moderately severe pain    Phase II clinical trial in progress.
                                      (primarily post-operative pain)       Additional Phase II clinical trial
                                                                            scheduled in 1996.

NON-NARCOTIC ANALGESICS
Ibuprofen/NMDA Antagonist             Over-the-counter ('OTC') analgesic    Phase II clinical trial completed.
Combination                                                                 Additional Phase II clinical trial
                                                                            scheduled in 1996.

Acetaminophen/NMDA Antagonist         OTC analgesic                         Phase II clinical trial in progress.
Combination

ANESTHETICS
Lidocaine/NMDA Antagonist             Extended duration anesthetic          Phase I/II clinical trial scheduled
Combination                                                                 in 1996.

OTHERS
Urge Urinary Incontinence Treatment   Urge urinary incontinence             Phase II clinical trial in progress.

Opiate Addiction Treatment            Opiate addiction                      Phase II clinical trial scheduled in
                                                                            1996.

Cocaine Addiction Treatment           Cocaine addiction                     Phase II clinical trial scheduled in
                                                                            1996.


    The following are trademarks of the Company: MorphiDex'tm', HydrocoDex SR'tm', HydrocoDex Plus'tm' and OxycoDex'tm'.
                            ------------------------
    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMPANY'S COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in the Prospectus (i) gives effect to a 8.30-for-1 stock split in the form of a stock dividend declared in May 1996, and (ii) assumes no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     Algos Pharmaceutical Corporation ('Algos' or the 'Company') is a leader in developing a new generation of proprietary pain management products. The Company develops its proprietary pain management products by combining existing analgesic or anesthetic drugs with N-methyl-D-aspartate ('NMDA') antagonist drugs that have been approved for human use in other applications. Independent research and the Company's pre-clinical studies and clinical trials conducted to date have shown that the Company's products may significantly improve pain relief over currently available analgesics, including narcotic drugs such as morphine, hydrocodone and oxycodone and non-narcotic analgesics such as acetaminophen (e.g. Tylenol'r'), ibuprofen (e.g. Advil'r') and naproxen (e.g. Aleve'r'). The Company is also developing a local anesthetic product that has the potential to provide greater anesthetic effect with longer and more controlled duration than existing products. The Company's analgesic and anesthetic products will target markets with combined 1995 U.S. sales estimated at $6.4 billion. In addition, the Company is using its NMDA antagonist technology to develop products to treat urge urinary incontinence and opiate and cocaine addiction.


     The Company believes that its analgesic and anesthetic products have the potential for more rapid market introduction than many other new drugs because
(i) the Company's products combine existing drugs whose separate safety profiles are known and established and (ii) clinical trials for new analgesics and anesthetics historically have achieved statistically significant results with fewer patients than may be required for many other drugs. As a result, the Company currently anticipates that it will file its first New Drug Application ('NDA') with the Food and Drug Administration ('FDA') in 1997.


     The Company has ten products that have reached Phase II clinical trials or are scheduled for Phase II or Phase III clinical trials in 1996. The Company has completed or is currently conducting eleven clinical trials and has scheduled additional clinical trials to commence in 1996. A pivotal Phase II clinical efficacy trial has been completed with MorphiDex'tm' demonstrating statistically significant superior pain relief over morphine.



     The Company's products that have reached Phase II clinical trials or are scheduled for Phase II or Phase III clinical trials consist of:


      (i) four   narcotic   analgesic/NMDA   antagonist   combination  products:
          MorphiDex'tm', expected to be used primarily to treat cancer pain, HydrocoDex SR'tm' and HydrocoDex Plus'tm', expected to be used primarily to treat moderate to moderately severe post-operative, musculoskeletal and trauma-related pain, and OxycoDex'tm', expected to be used primarily to treat moderate to moderately severe post-operative pain;

      (ii) two over-the-counter ('OTC') analgesic/NMDA antagonist combination products: a combination product of an NMDA antagonist with acetaminophen, the largest selling OTC analgesic, and a combination product of an NMDA antagonist with ibuprofen, the largest selling OTC non-steroidal anti-inflammatory drug ('NSAID');


     (iii) one injectable local anesthetic/NMDA combination product intended to provide greater anesthetic effect with longer and more controlled duration for use in dental procedures and in-patient and out-patient surgeries;


      (iv) one product that uses an NMDA antagonist intended as a treatment for urge urinary incontinence, a condition which afflicts an estimated five million people in the U.S.; and


      (v) two products intended as treatments for opiate and cocaine addiction, which the Company expects to develop in collaboration with the National Institute on Drug Abuse ('NIDA'), National Institutes of Health ('NIH').



     In June 1996, the Company entered into a license agreement with McNeil Consumer Products Company ('McNeil'), an affiliate of Johnson & Johnson, pursuant to which the Company granted McNeil the exclusive right to develop acetaminophen/NMDA antagonist combination products and certain NSAID/NMDA antagonist combination products for the treatment of pain (the 'McNeil License Agreement'). The McNeil License Agreement: (i) grants McNeil an exclusive worldwide license to manufacture and market such products; (ii) provides for an initial payment of $2.0 million to the Company and subsequent payments of up to an additional $8.0 million upon the achievement of certain milestones generally relating to product development and patent issuances; and (iii) provides for the payment of royalties to the Company on net sales of the licensed products. McNeil will bear all of the costs of developing products it selects, except for approximately $500,000 to be borne by the Company. McNeil will be required to pay minimum royalties, provided that certain conditions have been met, even if McNeil has not commenced marketing of an acetaminophen product or an NSAID product.



     In June 1996, the Company entered into a letter of intent with NIDA, NIH, pending formal approval of a cooperative research and development agreement (a 'CRADA'), to conduct joint research on a methadone/NMDA antagonist combination drug as a potential treatment for opiate addiction.


     The Company believes that the markets in which it intends to compete offer attractive opportunities. Favorable factors in the target analgesic markets include: high growth rates partially attributable to the rapidly growing population segment aged 65 and older; increasing recognition of the therapeutic benefits of effective pain treatment including reductions in healing and recovery time; generally concentrated distribution channels that permit more cost-effective selling and marketing; lack of recent product innovation which has resulted in market segments comprised largely of older off-patent drugs; higher profit margins from branded proprietary products; and the potential for rapid acceptance of new pain management pharmaceuticals by members of the medical profession. The market for local anesthetics also presents attractive opportunities for the Company's controlled duration product because existing local anesthetics have limited and less controllable duration which restricts their use in surgery. The Company believes the markets for its products to treat urge urinary incontinence and drug addiction present significant opportunities because of the lack of satisfactory pharmaceutical treatments and the large potential market sizes.

     The Company's strategic goal is to establish a leading position in the pain management pharmaceutical market. The Company intends to achieve this goal by:
(i) introducing superior proprietary products; (ii) minimizing development time, cost and risk; (iii) leveraging its proprietary technology across multiple product opportunities; (iv) outsourcing to efficiently deploy resources; and (v) maximizing market penetration and margin potential through a combination of Company direct sales and strategic alliances.



     The Company seeks to protect its proprietary position by, among other methods, filing United States and foreign patent applications with respect to the development of its products. The Company has exclusive licenses for three issued U.S. patents and six U.S. patent applications pending and holds one additional U.S. patent application pending.


     To date, the Company has generated no product revenues and has experienced net losses in each year since its inception. At June 30, 1996, the Company had an accumulated deficit of approximately $4.9 million.


     The Company was incorporated in Delaware in 1992. Its executive offices are located at Collingwood Plaza, 4900 Route 33, Neptune, New Jersey 07753, and its telephone number is (908) 938-5959.

                                  THE OFFERING


Common Stock offered by
  the Company...................................  3,500,000 shares
Common Stock to be outstanding after the
  Offering......................................  15,544,123 shares(1)
Use of Proceeds.................................  To fund research and product development, the establishment of a direct sales force, working capital and for other general corporate purposes. See 'Use of Proceeds.'
Proposed Nasdaq National Market symbol..........  ALGO


- ------------


(1) Excludes an aggregate of 1,085,665 shares of Common Stock reserved for issuance upon the exercise of outstanding options and warrants, including the conversion of the Company's Series B Convertible Preferred Stock, $.01 par value per share (the 'Series B Preferred Stock'). See 'Management and Key Scientific Advisors -- Stock Option Plans' and 'Description of Capital Stock.'

                         SUMMARY FINANCIAL INFORMATION


                                                                                                 SIX MONTHS
                                                                                                   ENDED
                                                       YEAR ENDED DECEMBER 31,                    JUNE 30,
                                               ----------------------------------------    ----------------------
                                               1992       1993        1994       1995       1995         1996
                                               -----      -----      -------    -------    -------    -----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues....................................   $  96(1)   $ 215(1)   $ --       $ --       $ --         $ 1,500
Operating expenses:
     Research and development...............     125         40          654      1,615        801        1,004
     General and administrative.............     369        436          623        760        396        1,628
                                               -----      -----      -------    -------    -------    -----------
          Total operating expenses..........     494        476        1,277      2,375      1,197        2,632
                                               -----      -----      -------    -------    -------    -----------
Interest income.............................      13          4          153        253        138           77
                                               -----      -----      -------    -------    -------    -----------
Net loss....................................   $(385)     $(257)     $(1,124)   $(2,122)   $(1,059)     $(1,055)
                                               -----      -----      -------    -------    -------    -----------
                                               -----      -----      -------    -------    -------    -----------
Pro forma net loss per common share(2)......                                    $ (0.17)                $ (0.09)
                                                                                -------               -----------
                                                                                -------               -----------
Pro forma weighted average common shares
  outstanding(2)............................                                     12,199                  12,329
                                                                                -------               -----------
                                                                                -------               -----------



                                                                                                  JUNE 30, 1996
                                                                                              ---------------------
                                                                                                            AS
                                                                                              ACTUAL    ADJUSTED(3)
                                                                                              ------    -----------
                                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents(4)...............................................................   $2,505      $50,584
Working capital............................................................................    3,268       51,590
Total assets...............................................................................    4,903       52,685
Deficit accumulated during the development stage...........................................   (4,943)      (4,943)
Total stockholders' equity.................................................................    3,649       51,674


- ------------

(1) Represents revenues from consulting activities in which the Company has ceased to engage.


(2) Adjusted to give effect to the automatic conversion of all outstanding shares of Series A Preferred Stock (the 'Series A Preferred Stock') into Common Stock upon consummation of the Offering. See Note 2 to the Financial Statements.


(3) As adjusted to give effect to the Offering at an assumed initial public offering price of $15.00 per share (after deducting the underwriting discounts and commissions and estimated offering expenses) and the receipt of the net proceeds therefrom. See 'Use of Proceeds' and 'Capitalization.'


(4) Does not include $2.0 million received from McNeil on July 5, 1996 pursuant to the McNeil License Agreement of which $500,000 is committed to fund the Company's portion of development costs under the McNeil License Agreement.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to the other information in this Prospectus, should be carefully considered in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby.

Early Stage of the Company; Continuing Losses; Uncertainty of Future
Profitability


     Since its formation in January 1992, the Company has been engaged primarily in organizational and start-up activities, conducting research and development programs, recruiting officers and key scientists, and negotiating and consummating technology licensing and research agreements. The Company has no revenues from product sales and no history of manufacturing or marketing. To date, substantially all of its funding has been provided by contributions of capital made by its founders, through a private placement of 700,000 shares of its Series A Preferred Stock and an initial payment from McNeil pursuant to the McNeil License Agreement. There can be no assurance that the Company will have any source of product revenue or that its operations will eventually generate sufficient revenues to achieve profitability. The Company has experienced losses since its inception. The Company had accumulated losses of approximately $4.9 million through June 30, 1996, and losses are continuing and are expected to continue for the foreseeable future. Therefore, the Company has a limited history upon which investors may base an evaluation of its likely performance. The Company's prospects must be considered in light of the problems, expenses, complications and delays frequently encountered in connection with the formation of a new business, the development of new pharmaceutical products, including obtaining the necessary regulatory approvals, the utilization of unproven technology and the competitive environment in which the Company plans to operate.



Uncertainty Associated with Pre-Clinical Studies and Clinical Trials



     In order to receive regulatory approval to sell its products commercially, the Company must demonstrate in pre-clinical studies and clinical trials that its potential products are safe and effective in humans. To date, four clinical trials have been completed on two of the Company's products. Although the results of the Company's initial pre-clinical studies and clinical trials to date have been encouraging, the results of initial pre-clinical studies and clinical trials are not by themselves predictive of results that will be obtained from subsequent or more extensive trials. Furthermore, there can be no assurance that clinical trials of products under development will demonstrate the safety and efficacy of such products to the extent necessary to obtain regulatory approvals. Many pharmaceutical companies have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and efficacy of a product could delay or prevent regulatory approval of such product and could have a material adverse effect on the Company.


     The rate of completion of clinical trials is dependent upon, among other factors, the enrollment of patients. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. Delays in planned patient enrollment in the Company's current trials or future clinical trials may result in increased costs, program delays or both, which could have a material adverse effect on the Company. There can be no assurance that if clinical trials are completed the Company will be able to submit an NDA as scheduled or that any such application will be reviewed and approved by the FDA in a timely manner, or at all. See 'Business -- Government Regulation.'

Uncertainty of Market Acceptance


     Even if regulatory approvals are obtained, uncertainty exists as to whether the Company's products will be accepted by the market. A number of factors may limit the market acceptance of the Company's products, including the timing of regulatory approvals and market entry relative to competitive products, the availability of alternative products, the price of the Company's products relative to alternative products, the availability of third-party reimbursement and the extent of marketing efforts by third-party distributors or agents retained by the Company. There can be no assurance of the Company's ability, or the length of time required, to achieve market acceptance of the Company's products. In addition, certain of the Company's products contain narcotic ingredients that may require stringent record-keeping obligations, strict storage requirements and other limitations on such products' availability that may limit the commercial usage of such products. See 'Business -- Market Overview' and ' -- Products.'


Certain Risks Associated With the McNeil License Agreement



     The McNeil License Agreement extends until the later of the expiration of the Company's patent rights or ten years from the date of execution, provided that the McNeil License Agreement is terminable: (i) by either party in the event of a breach by the other party upon 90 days notice or upon certain events of bankruptcy; (ii) by McNeil, at any time after one year from the effective date of the agreement; and (iii) by the Company upon certain other circumstances. Under certain circumstances, the McNeil License Agreement could terminate with respect to either acetaminophen or NSAID products without terminating with respect to the other category. In the event of a termination by McNeil, McNeil must pay all royalty payments and milestone payments due, if any, through the date of termination and the technology licensed by McNeil reverts to the Company. In such event, the Company retains the rights to the results of the two clinical studies funded by the Company, and McNeil retains the rights to the results of the clinical studies funded by McNeil during the term of the McNeil License Agreement.


Competition and Technological Changes, Uncertainty and Obsolescence

     The Company's success will depend, in part, upon its ability to successfully achieve market share at the expense of existing and established products in the Company's target markets. The Company's products will be competing directly with the products of companies that are well-established and which may have a significantly higher degree of brand and name recognition and substantially more financial resources than those of the Company. The Company is also in competition with other pharmaceutical companies, hospitals, research organizations, individual scientists and non-profit organizations engaged in the development of new pain management pharmaceuticals. Many of these companies and entities have greater research and development capacities, experience, recognition and marketing, financial and managerial resources than the Company and represent significant competition for the Company. Also, the Company's competitors may succeed in developing competing technologies and obtaining FDA approval for products more rapidly than the Company. There can be no assurance that developments by others will not render the Company's products or technologies non-competitive or obsolete.

Government Regulation; No Assurance of United States or Foreign Regulatory Approval

     The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of therapeutic pharmaceutical products through lengthy and detailed laboratory and clinical testing and other costly and time-consuming procedures. Satisfaction of these requirements typically takes a number of years, varies substantially based upon the type, complexity and novelty of the pharmaceutical products and is subject to uncertainty. Government regulation also affects the manufacture and marketing of pharmaceutical products. Regulatory approvals, if granted, may include significant limitations on the indicated uses for which a product may be marketed. The FDA actively enforces regulations prohibiting marketing of products for non-indicated use. Failure to comply with applicable regulatory requirements can result in, among other things, government imposed fines, suspensions of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent the Company from obtaining, or affect the timing of, future regulatory approvals. The effect of government regulation may be to delay marketing of the Company's new products for a considerable period of time, to impose costly procedures upon the Company's activities and to furnish a competitive advantage to larger companies that compete with the Company. There can be no assurance that FDA or other regulatory approval for any products developed by the Company will be granted on a timely basis, if at all. Any such delay in obtaining, or failure to obtain, such approvals would adversely affect the marketing of the Company's products and the ability to generate product revenue. The Company is also subject to certain Drug Enforcement Agency ('DEA') regulations, including restrictions on storage, transportation and administration, for its narcotic products. Government regulation may increase at any time, creating additional hurdles for the Company. The extent of potentially adverse government regulation which might arise from future legislation or administrative action cannot be predicted. See 'Business -- Government Regulation.'

Need for Additional Funds


     The amount and timing of the Company's expenditures will depend on the progress of its research and development, the cost and timing of regulatory approvals, general market conditions, relationships with potential strategic partners, changes in the focus and direction of the Company's research and development programs, competitive and technological advances and other factors. The Company's cash requirements may vary materially from those now planned and no assurance can be given that development costs will not exceed the amounts budgeted for such purposes. The Company may require additional funding for its research and product development programs, operating expenses, regulatory clearances and sales and marketing expenses. Adequate funds for these purposes, whether obtained through financial markets or through collaborative or other arrangements with partners or from other sources, may not be available when needed or on terms acceptable to the Company. Insufficient funds may require the Company to delay, scale back or eliminate certain of its research and development programs or to make arrangements with third parties to commercialize products or technologies that the Company would otherwise seek to develop itself. As a result, the Company may not be able to independently develop any or all of the products described in this Prospectus. To the extent the Company raises additional capital by issuing securities, further dilution to investors may result.


Limited Sales and Marketing Experience


     The Company intends to market and sell certain of its products, if successfully developed and approved, through a direct sales force in the United States. The Company currently has no marketing and sales staff, and has yet to establish any product distribution channels. In order to market its products directly, the Company must develop a sales force with technical expertise. There can be no assurance that the Company will be able to successfully establish a direct sales organization or distribution channels. Failure to establish a sales force capability in the U.S. may have a material adverse effect on the Company.


Dependence on Qualified Personnel


     Because of the specialized scientific nature of the Company's business, the Company is highly dependent upon its ability to attract and retain qualified scientific and technical personnel. The loss of significant scientific and technical personnel or the failure to recruit additional key scientific and technical personnel could have a material adverse effect on the Company. While the Company has consulting agreements with certain key individuals and institutions and has employment agreements with its key executives, there can be no assurance that the Company will be successful in retaining such personnel or their services under existing agreements. See 'Management and Key Scientific Advisors' and ' -- Executive Compensation and Employment Agreements.' The loss of John Lyle, the Company's Chief Executive Officer, could have a material adverse effect on the Company. The Company currently maintains a $6.0 million life insurance policy on Mr. Lyle. There is intense competition for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its business.


Uncertain Ability to Protect Proprietary Technology

     The Company's success, competitive position and amount of potential future income will depend in part on its ability to obtain patent protection relating to the technologies, processes and products it is developing and may develop in the future. The Company's policy is to seek patent protection and enforce intellectual property rights. With respect to its products, the Company holds one U.S. patent application pending and has exclusive licenses for three issued U.S. patents and six U.S. patent applications pending. No assurance can be given that any patent issued or licensed to the Company will provide protection against competitive products or otherwise be commercially viable. In this regard, the patent position of pharmaceutical compounds and compositions is particularly uncertain. Even issued patents may later be modified or revoked by the United States Patent and Trademark Office ('PTO') or in legal proceedings. Moreover, the Company believes that obtaining foreign patents may be more difficult than obtaining domestic patents because of differences in patent laws, and accordingly, its patent position may be stronger in the U.S. than abroad. In addition, foreign patents may be more difficult to protect and/or the remedies available may be less extensive than in the U.S. Patent applications in the U.S. are maintained in secrecy until patents issue and, since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries, the Company cannot be certain that it was the first creator of the inventions covered by pending patent applications or the first to file patent applications on such inventions. No assurance can be given that any of the Company's pending patent applications will be allowed, or if allowed, whether the scope of the claims allowed will be sufficient to protect the Company's products.

     The Company also expects to rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. There can be no assurance that others will not independently develop substantially equivalent proprietary information or be issued patents that may prevent the sale of the Company's products or know-how or require licensing and the payment of significant fees or royalties by the Company in order to produce its products. Moreover, there can be no assurance that the Company's technology does not infringe upon any valid claims of patents owned by others. If the Company were found to be infringing on a patent held by another, the Company might have to seek a license to use the patented technology. There can be no assurance that, if required, the Company would be able to obtain such a license on terms acceptable to the Company, if at all. If a legal action were to be brought against the Company or its licensors, the Company could incur substantial costs in defending itself, and there can be no assurance that such an action would be resolved in the Company's favor. If such a dispute were to be resolved against the Company, the Company could be subject to significant damages and the testing, manufacture or sale of one or more of the Company's technologies or proposed products, if developed, could be enjoined.

     No assurance can be given as to the degree of protection any patents will afford, whether patents will be issued or whether the Company will be able to avoid violating or infringing upon patents issued to others. Despite the use of confidentiality agreements and non-compete agreements, which themselves may be of limited effectiveness, it may be difficult for the Company to protect its trade secrets. See 'Business -- Patents, Trade Secrets and Licenses' and 'Risk Factors -- Dependence on Qualified Personnel.'

Uncertain Availability of Health Care Reimbursement

     The Company's ability to commercialize its pain management products may depend in part on the extent to which reimbursement for the costs of such products will be available from government health administration authorities, private health insurers and others. There can be no assurance that third-party insurance coverage will be adequate for the Company to establish and maintain price levels sufficient for realization of an appropriate return on its investment. Government, private insurers and other third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new products approved for marketing by the FDA and by refusing, in some cases, to provide any coverage for uses of approved products for indications for which the FDA has not granted marketing approval. If adequate coverage and reimbursement levels are not provided by government and third-party payers for uses of the Company's products, the market acceptance of these products could be adversely affected.

No Product Liability Insurance


     The Company will be exposed to potential product liability risks, which are inherent in the testing, manufacturing and marketing of human therapeutic products. The Company is contractually obligated under certain of its license agreements to indemnify the individuals and/or institutions from whom it has licensed the technology against claims relating to the manufacture and sale of the products to be sold by the Company. McNeil, however, has agreed to indemnify the Company for third party claims or suits resulting from the manufacture, use or sale of the products pursuant to the McNeil License Agreement. The Company's indemnification liability, as well as direct liability to consumers for any defects in the products sold, could expose the Company to substantial risk and losses. Because the Company's products are still in their development stages, the Company has not purchased any product liability insurance. The Company plans to purchase such product liability insurance as it deems appropriate prior to marketing its products. McNeil is required by the McNeil License Agreement to maintain product liability insurance and may self-insure to cover its indemnification obligations to the Company. However, there can be no assurance that the Company will be able to obtain or maintain such insurance on acceptable terms or that any insurance obtained will provide adequate coverage against potential liabilities.


Concentration of Ownership


     Upon completion of the Offering, the Company's directors and officers will beneficially own approximately 23.9% of the Common Stock. In addition, upon completion of the Offering, the Company's largest stockholder, Unifina AG, and related investors will control approximately 11.0% of the Common Stock. As a result, these stockholders, if they acted together, would have the ability to influence significantly the election of the Company's directors as well as the management and policies of the Company. This concentration of ownership may have the effect of delaying or preventing a change of control of the Company. See 'Principal Stockholders.'


No Prior Trading Market; Possible Volatility of Stock Price


     Prior to the Offering, there has been no public market for shares of the Common Stock, and there can be no assurance that a regular trading market will develop after the Offering. The initial public offering price for the Common Stock will be determined by negotiations between the Company and the Underwriters. See 'Underwriting.' The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market price of the Common Stock may prove to be highly volatile. Announcements of technological innovations, regulatory matters or new commercial products by the Company or its competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential clinical results relating to products under development by the Company or its competitors, regulatory developments in both the U.S. and foreign countries, public concern as to the safety of pharmaceutical products, and economic and other external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of the Common Stock.


Forward Looking Statements


     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the 'Exchange Act') concerning the Company's operations, economic performance and financial conditions, including, in particular, the likelihood of the Company's success in developing and bringing to market the products which it currently has under development. These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and reflect future business decisions which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect the Company's results. Consequently, actual results will vary from the statements contained herein and such variance may be, and is likely to be, material. Prospective investors should not place undue reliance on this information.

Shares Eligible for Future Sale


     Of the 15,544,123 shares of Common Stock to be outstanding after the Offering, no shares, other than the 3,500,000 shares of Common Stock sold in the Offering, will be immediately eligible for resale in the public market without restriction, after taking into consideration the effect of lock-up agreements entered into by all officers, directors and all other existing stockholders of the Company (the 'Lock-up Agreements'). Beginning 180 days after the date of this Prospectus, after taking into consideration the effect of the Lock-up
Agreements, approximately 11,840,358 additional shares of Common Stock will become eligible for resale in the public market, subject as to certain of such shares to compliance with applicable provisions of Rules 144 and 701. See 'Shares Eligible for Future Sale.'



     Certain stockholders of the Company who own shares of the Company's capital stock prior to the Offering are entitled to certain registration rights with respect to their shares, including a demand registration right which is exercisable after 270 days from the date of this Prospectus and certain
'piggyback' registration rights which are exercisable in connection with registrations of shares initiated by the Company. Such rights are not applicable to the Offering. The Series B Preferred Stock is convertible into an aggregate
of  100,000  shares  of  Common   Stock,  subject  to  customary   anti-dilution
adjustments, at any time after February 1, 1997. Holders of the Series B Preferred Stock have the right to require the Company to register the resale of the Common Stock that such holders receive upon conversion of the Series B Preferred Stock into Common Stock. See 'Description of Capital Stock -- Registration Rights.'



     If any such stockholders cause a large number of shares to be sold in the public market, such sales may have an adverse effect on the market price of the Common Stock and its ability to raise capital.


Dilution; Absence of Dividends


     Purchasers of shares of Common Stock offered hereby will experience immediate and substantial dilution of $11.68 in net tangible book value per share, assuming an initial public offering price of $15.00 per share. See 'Dilution.' The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion. See 'Dividend Policy.'


Effect of Anti-Takeover Provisions


     The Company's Amended and Restated Certificate of Incorporation provides for a classified Board of Directors commencing with the 1996 annual meeting of stockholders and that members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least a majority of the shares of capital stock of the Company entitled to vote. The Company's Amended and Restated Certificate of Incorporation requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and will require reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors. In addition, the Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, Preferred Stock. The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a 'business combination' with an 'interested stockholder' for a period of three years after the date of the transaction in which the person first becomes an 'interested stockholder,' unless the business combination is approved in a prescribed manner. The application of these provisions could have the effect of delaying or preventing a change of control of the Company. Certain other provisions of the Company's Amended and Restated Certificate of Incorporation could also have the effect of delaying or preventing changes of control or management of the Company, which could adversely affect the market price of the Common Stock. See 'Description of Capital Stock.'

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 3,500,000 shares of Common Stock offered hereby are estimated to be approximately $48.0 million ($55.3 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $15.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company.


     The Company intends to use approximately $32.0 million of the net proceeds of the Offering to fund anticipated research and product development activities and the planned establishment of the Company's direct sales force. The remaining $16.0 million will be used for working capital and for other general corporate purposes including the expansion of ongoing and scheduled preclinical studies and clinical trials or additional pre-clinical studies and clinical trials, if necessary, and the development of product line extensions and the initiation of development programs for the Company's next generation of pain management products for which the Company has not allocated any specific amounts. The Company believes it is prudent to raise the additional capital at this time since product development costs are inherently uncertain and actual development costs may exceed budgeted amounts. A portion of the net proceeds also may be used to acquire technology, licenses, or companies that complement the business of the Company, although currently there are no agreements or other arrangements regarding any such acquisitions by the Company. The amount and timing of such expenditures will depend on a number of factors, including progress of the Company's research and development programs, the number and breadth of these programs, the progress of the development and commercialization efforts of the Company, the ability of the Company to establish and maintain strategic alliances and licensing arrangements, competing technological and marketing developments, the costs involved in preparing, filing, prosecuting, maintaining, and enforcing patent claims and other proprietary rights, progress in the regulatory process, and other factors. The Company believes that the net proceeds from the Offering, together with interest thereon and the Company's existing capital resources will be sufficient to fund its operations for the research and development of the products currently in clinical trials and other working capital requirements for approximately three years. Pending such uses, the net proceeds will be invested in interest bearing or income producing accounts.


                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain earnings, if any, to support its growth strategy and does not anticipate paying cash dividends in the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Company's Board of Directors after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company at June 30, 1996, (i) on an actual basis and (ii) as adjusted to give effect to the Offering and the automatic conversion of all outstanding shares of Series A Preferred Stock of the Company into Common Stock upon the consummation of the Offering. See 'Use of Proceeds.' The information presented below should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Company's historical financial statements and the notes thereto included elsewhere in this Prospectus.



                                                                                                JUNE 30, 1996
                                                                                          ACTUAL     AS ADJUSTED(1)
                                                                                          -------    --------------
                                                                                           (DOLLARS IN THOUSANDS)

Stockholders' equity(2):
  Preferred Stock: 10,000,000 shares authorized;
     Convertible Series A Preferred Stock, 872,500 shares authorized (actual); 0 shares authorized (as adjusted); 707,500 shares issued and outstanding (actual); 0
      shares issued and outstanding (as adjusted)......................................   $     7       $      0
     Convertible Series B Preferred Stock, 100,000 shares authorized (actual and as
      adjusted); 100,000 shares issued and outstanding (actual and as adjusted)........         1              1
  Common Stock: 50,000,000 shares authorized; 6,171,876 issued and outstanding
     (actual); 15,544,123 issued and outstanding (as adjusted).........................        62            155
  Additional paid-in capital...........................................................     9,435         57,374
  Unearned compensation expense........................................................      (913)          (913)
  Deficit accumulated during the development stage.....................................    (4,943)        (4,943)
                                                                                          -------    --------------
          Total stockholders' equity...................................................     3,649         51,674
                                                                                          -------    --------------
          Total capitalization.........................................................   $ 3,649       $ 51,674
                                                                                          -------    --------------
                                                                                          -------    --------------


- ------------


(1) As adjusted to reflect the Offering at an assumed initial public offering price of $15.00 per share for the Common Stock, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company and to give effect to the automatic conversion of all outstanding shares of Series A Preferred Stock into Common Stock upon consummation of the Offering.



(2) Gives  effect  to  the  Company's   Amended  and  Restated  Certificate   of
    Incorporation that became effective after June 30, 1996.

                                    DILUTION


     The net tangible book value per share of the Common Stock as of June 30, 1996 was $0.29 per share, after giving effect to the automatic conversion of all outstanding Series A Preferred Stock into an aggregate of 5,872,247 shares of Common Stock upon consummation of the Offering. 'Net tangible book value per share' represents the total tangible assets less total liabilities and the liquidation preference of the Series B Preferred Stock, divided by the number of shares of Common Stock outstanding after giving effect to the automatic conversion of Series A Preferred Stock into shares of Common Stock.



     Dilution per share represents the excess of the amount per share paid by purchasers of Common Stock in the Offering and the pro forma net tangible book value per share assuming completion of the Offering as of June 30, 1996, at an initial public offering price of $15.00 per share. After giving effect to the sale of 3,500,000 shares and the receipt of net proceeds of $48,025,000, the pro forma net tangible book value per share on June 30, 1996 would have been $3.32 per share, which represents an immediate increase in the net tangible book value of $3.03 to existing stockholders and an immediate dilution of $11.68 in net tangible book value per share to purchasers of shares of Common Stock offered hereby, as illustrated by the following table:



Assumed initial public offering price per share.......................................            $15.00
Net tangible book value per share at June 30, 1996....................................   $0.29
Increase per share attributable to new investors......................................    3.03
                                                                                         -----
Pro forma net tangible book value per share after the Offering........................              3.32
                                                                                                  ------
Dilution per share to new investors...................................................            $11.68
                                                                                                  ------
                                                                                                  ------



     The following table summarizes, on a pro forma basis as of June 30, 1996, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price per share paid by existing holders of Common Stock and by new investors purchasing shares of Common Stock in the Offering at an assumed initial public offering price of $15.00 per share, before deducting underwriting discounts and commissions and estimated offering expenses payable by the Company:



                                            SHARES PURCHASED        TOTAL CONSIDERATION
                                          ---------------------    ----------------------    AVERAGE PRICE
                                            NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                          ----------    -------    -----------    -------    -------------

Existing stockholders..................   12,044,123      77.5%    $ 7,869,600      13.0%       $  0.65
New investors..........................    3,500,000      22.5      52,500,000      87.0          15.00
                                          ----------    -------    -----------    -------
     Total.............................   15,544,123     100.0%    $60,369,600     100.0%
                                          ----------    -------    -----------    -------
                                          ----------    -------    -----------    -------



     The above calculations exclude 678,940 shares of Common Stock issuable upon the exercise of outstanding options at a weighted average exercise price of $0.13, 296,725 shares of Common Stock issuable upon the exercise of outstanding warrants at an exercise price of $1.20 and 100,000 shares of Common Stock issuable upon the conversion of the Series B Preferred Stock after February 1, 1997. The issuance of any such shares will result in further dilution to new investors.

                         SELECTED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The selected financial information set forth below with respect to the Company's statements of operations for each of the years ended December 31, 1993, 1994 and 1995 and the balance sheet data at each of December 31, 1994 and 1995 are derived from the financial statements of the Company audited by Coopers & Lybrand L.L.P., independent accountants. The statements of operations data for the year ended December 31, 1992 and the balance sheet data at each of December 31, 1992 and 1993 are derived from the Company's financial statements not included herein. The selected financial information for the six months ended June 30, 1995 and 1996 are derived from unaudited financial statements included herein. The unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, which the Company considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996 or for any future period. This data should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and with the Company's financial statements and related notes contained elsewhere in this Prospectus.



                                                                                                   SIX MONTHS
                                                                                                     ENDED
                                                         YEAR ENDED DECEMBER 31,                    JUNE 30,
                                                 ----------------------------------------    ----------------------
                                                 1992       1993        1994       1995       1995         1996
                                                 -----      -----      -------    -------    -------    -----------
STATEMENT OF OPERATIONS DATA:
Revenues......................................   $  96(1)   $ 215(1)   $ --       $ --       $ --         $ 1,500
Operating expenses:
     Research and development.................     125         40          654      1,615        801        1,004
     General and administrative...............     369        436          623        760        396        1,628
                                                 -----      -----      -------    -------    -------    -----------
          Total operating expenses............     494        476        1,277      2,375      1,197        2,632
                                                 -----      -----      -------    -------    -------    -----------
Interest income...............................      13          4          153        253        138           77
                                                 -----      -----      -------    -------    -------    -----------
Net loss......................................   $(385)     $(257)     $(1,124)   $(2,122)   $(1,059)     $(1,055)
                                                 -----      -----      -------    -------    -------    -----------
                                                 -----      -----      -------    -------    -------    -----------
Pro forma net loss per common share(2)........                                    $ (0.17)                $ (0.09)
                                                                                  -------               -----------
                                                                                  -------               -----------
Pro forma weighted average common shares
  outstanding(2)..............................                                     12,199                  12,329
                                                                                  -------               -----------
                                                                                  -------               -----------



                                                                                                 JUNE 30, 1996
                                                               DECEMBER 31,                  ----------------------
                                                 ----------------------------------------                   AS
                                                 1992       1993        1994       1995      ACTUAL     ADJUSTED(3)
                                                 -----      -----      -------    -------    -------    -----------
BALANCE SHEET DATA:
Cash and cash equivalents(4)..................   $ 288      $ 124      $ 5,634    $ 3,707    $ 2,505      $50,584
Working capital...............................     180         81        5,503      3,419      3,268       51,590
Total assets..................................     330        153        5,765      3,820      4,903       52,685
Deficit accumulated during the development
  stage.......................................    (385)      (642)      (1,766)    (3,888)    (4,943)      (4,943)
Total stockholders' equity....................     214        108        5,618      3,521      3,649       51,674


- ------------

(1) Represents revenues from consulting activities in which the Company has ceased to engage.


(2) Adjusted to give effect to the automatic conversion of all outstanding shares of Series A Preferred Stock upon consummation of the Offering. See
    Note 2 to the Financial Statements.


(3) As adjusted to give effect to the Offering at an assumed initial public offering price of $15.00 per share (after deducting the underwriting discounts and commissions and estimated offering expenses) and the receipt of the net proceeds therefrom. See 'Use of Proceeds' and 'Capitalization.'


(4) Does not include $2.0 million received from McNeil on July 5, 1996 pursuant to the McNeil License Agreement of which $500,000 is committed to fund the Company's portion of development costs under the McNeil License Agreement.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


     Certain information set forth herein contains forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Certain factors discussed herein could cause actual results to differ materially from those in the forward-looking statements. See 'Risk Factors -- Forward Looking Statements.'


OVERVIEW

     Algos, a development stage company, is engaged primarily in the development and commercialization of proprietary pharmaceutical products. Since its formation in January 1992, the Company has devoted a substantial amount of its efforts to licensing technology, recruiting key management and staff, developing products, filing patents and other regulatory applications and raising capital. To date, the Company has earned no revenue from its planned principal line of business.

     The Company has incurred losses since its inception and expects to incur significant operating losses in the future. The Company expects that its product development expenses will increase significantly during 1996 and in future years as the drugs that the Company currently has under development move into advanced clinical trials and as additional drugs are considered for development. In addition, the Company expects that its personnel costs will increase significantly in the future, primarily as a result of the planned development of a direct sales force.

RESULTS OF OPERATIONS


SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1995



Revenue



     In the 1996 period, the Company recognized $1,500,000 of license revenue. This amount represents the initial payment of $2,000,000 due under the McNeil License Agreement and received in July 1996, less $500,000 which is currently restricted for the funding of future development costs.


Research and Development


     In the 1996 period, research and development expenses increased $202,801, to $1,003,585 from $800,784 in 1995. The 1996 period included increased expenses related to the Company's clinical trials, including fees to clinical investigators which increased approximately $243,000. Increased compensation to employees and consultants was offset by reduced spending on pre-clinical studies.


General and Administrative Expenses


     In the 1996 period, general and administrative expenses increased $1,231,726 to $1,628,184 from $396,458 in 1995. The increase was due primarily to a charge of $915,000 in the 1996 period relating to the issuance of Series B Preferred Stock in connection with an amendment to the license agreement with The Medical College of Virginia and amortization of unearned compensation expense of approximately $189,000 in connection with the grant of stock options. Higher professional fees and compensation expenses also contributed to the increase.


YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE YEAR ENDED DECEMBER 31, 1994

Research and Development


     In 1995, research and development expenses increased $961,229, to $1,614,943 from $653,714 in 1994. This increase was primarily attributable to the Company's pre-clinical studies in the field of NMDA antagonists. In 1995, direct costs associated with pre-clinical studies and clinical trials were approximately $542,000 and formulation development, drug supplies and related analytical services totaled approximately $265,000. Compensation expense increased as a result of the addition of employees and consultants. Spending on other programs also contributed to the increase in 1995 expenditures. Expenses in 1994 consisted primarily of employee and consultant compensation as the Company established its research management team and initiated sponsored research programs at three universities.

General and Administrative Expenses

     In 1995, general and administrative expenses increased $136,821, to $760,040 from $623,219 in 1994. This increase was primarily attributable to additional employee compensation and related taxes and benefits. In addition, general office expenses such as rent, utilities, and supplies increased as a result of increased business activities and employment.

Interest Income


     In 1995, interest income increased $99,301, to $252,548 from $153,247 in 1994 as a result of the investment of proceeds from the Company's private placement of Series A Preferred Stock, which was completed in August 1994.


YEAR ENDED DECEMBER 31, 1994 COMPARED TO THE YEAR ENDED DECEMBER 31, 1993

Revenue

     In 1993, the Company earned $214,584 for performing certain consulting services unrelated to its planned principal operations. Effective January 1, 1994, the consulting contract was assigned to another corporation. The Company will not earn any revenue or incur any expenses in the future in connection with that consulting contract.

Research and Development

     In 1994, research and development expenses increased $613,714, to $653,714 from $40,000 in 1993. This increase was principally attributable to the Company's establishment of its research management team and initiation of sponsored research programs at three universities.

General and Administrative Expenses

     In  1994,  general  and  administrative  expenses  increased  $187,562,  to
$623,219 from $435,657 in 1993. This increase was due principally to professional fees related to patent investigations and applications, sponsored research programs and other general corporate expenses.

Interest Income


     Interest income of $153,247 in 1994 was derived primarily from the investment of proceeds from the private placement of Series A Preferred Stock, which was completed in August 1994. The Company earned interest income of $4,433 in 1993 from the investment of capital contributions by the Company's founders.


LIQUIDITY AND CAPITAL RESOURCES

General


     In 1995, 1994, and 1993, spending for the Company's product development efforts and related activities resulted in net cash outflows from operations of $1,929,321, $991,928 and $289,277, respectively. Accumulated cash balances at December 31, 1992, which resulted from the Company's initial capitalization together with additional investments by the Company's founders, were sufficient to provide operating funds into 1994. In 1994, in order to initiate its planned product development programs, the Company sold 700,000 shares of Series A Preferred Stock in a private placement, resulting in net proceeds of $6,609,015. A portion of these funds were used to fund the Company's development efforts in 1995 and the first six months of 1996. At June 30, 1996, the Company had cash and cash equivalents of $2,504,603 and current liabilities of $1,254,174. In addition, the Company received $2.0 million from McNeil on July 5, 1996 pursuant to the McNeil License Agreement, of which $500,000 is committed to fund the Company's portion of development costs under the McNeil License Agreement. Without the proceeds of the Offering, the Company believes that current cash and cash equivalents are sufficient to fund a reduced level of operations for at least the next 12 months.



     The Company expects to invest substantial funds in the development of its products and to continue to generate significant losses for the foreseeable future. Its funding requirements will depend on a number of factors, including the results of the Company's development efforts, the timing and cost of obtaining required regulatory approvals, the development of competing technologies, the amount of resources required for the establishment of marketing and distribution capabilities, the execution of licensing or other collaborative research agreements on terms acceptable to the Company, and the cost of prosecuting and defending patents. The Company currently expects that the proceeds from the Offering will be sufficient to fund its operations for the development of products currently in clinical trials, based upon the Company's presently anticipated schedule of clinical trials, and other working capital requirements for approximately three years. If, however, additional trials are deemed to be necessary, the Company may require additional funds to complete such trials. Accordingly, in the event that the proceeds of the Offering, revenue and income from successful product introductions or other internally generated funds are insufficient for such efforts, the Company will need to raise additional funds by incurring debt, issuing additional equity or through collaborative or license arrangements. See 'Risk Factors -- Need for Additional Funds.'


Net Operating Loss Carryforwards


     At December 31, 1995 and June 30, 1996, the Company had accumulated net operating loss carryforwards of approximately $2,900,000 and $2,100,000, respectively, which expire in 2009 and 2010 and are available to reduce future taxable income recognized in the carryforward period, if any. Due to the uncertainty of future taxable income, the Company has established a valuation allowance for these carryforwards and has not recognized their potential benefit on a current basis. The future utilization of these carryforwards may be limited by Section 382 of the Internal Revenue Code related to changes in Company ownership.


Other

     Generally, the Company's results of operations are not significantly affected by seasonal factors and the Company does not believe that inflation has had or is likely to have a significant impact on its business.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ('SFAS') No. 123 -- 'Accounting for Stock Based Compensation,' which generally requires disclosure of the impact on earnings of stock based employee compensation arrangements. The Company plans to adopt the disclosure requirements of SFAS No. 123 effective January 1, 1996.

                                    BUSINESS

COMPANY OVERVIEW


     Algos is a leader in developing a new generation of proprietary pain management products. The Company develops its proprietary pain management products by combining existing analgesic or anesthetic drugs with NMDA antagonist drugs that have been approved for human use in other applications. Independent research and the Company's pre-clinical studies and clinical trials conducted to date have shown that the Company's products may significantly improve pain relief over currently available analgesics, including narcotic drugs such as morphine, hydrocodone and oxycodone and non-narcotic analgesics such as acetaminophen (e.g. Tylenol'r'), ibuprofen (e.g. Advil'r') and naproxen (e.g. Aleve'r'). The Company is also developing a local anesthetic product that has the potential to provide greater anesthetic effect with longer and more controlled duration than existing products. The Company's analgesic and anesthetic products will target markets with combined 1995 U.S. sales estimated at $6.4 billion. In addition, the Company is using its NMDA antagonist technology to develop products to treat urge urinary incontinence and opiate and cocaine addiction.



     The Company believes that its analgesic and anesthetic products have the potential for more rapid market introduction than many other new drugs because
(i) the Company's products combine existing drugs whose separate safety profiles are known and established and (ii) clinical trials for new analgesics and anesthetics historically have achieved statistically significant results with fewer patients than may be required for many other drugs. As a result, the Company currently anticipates that it will file its first NDA with the FDA in 1997.



     The Company has ten products that have reached Phase II clinical trials or are scheduled for Phase II or Phase III clinical trials in 1996. The Company has completed or is currently conducting eleven clinical trials and has scheduled additional clinical trials to commence in 1996. A pivotal Phase II clinical efficacy trial has been completed with MorphiDex'tm' demonstrating statistically significant superior pain relief over morphine.



     The Company's products that have reached Phase II clinical trials or are scheduled for Phase II or Phase III clinical trials consist of:


      (i) four   narcotic   analgesic/NMDA   antagonist   combination  products:
          MorphiDex'tm', expected to be used primarily to treat cancer pain, HydrocoDex SR'tm' and HydrocoDex Plus'tm', expected to be used primarily to treat moderate to moderately severe post-operative, musculoskeletal and trauma-related pain, and OxycoDex'tm', expected to be used primarily to treat moderate to moderately severe post-operative pain;

      (ii) two OTC analgesic/NMDA antagonist combination products: a combination product of an NMDA antagonist with acetaminophen, the largest selling OTC analgesic, and a combination product of an NMDA antagonist with ibuprofen, the largest selling OTC NSAID;


     (iii) one injectable local anesthetic/NMDA combination product intended to provide greater anesthetic effect with longer and more controlled duration for use in dental procedures and in-patient and out-patient surgeries;


      (iv) one product that uses an NMDA antagonist intended as a treatment for urge urinary incontinence, a condition which afflicts an estimated five million people in the U.S.; and


      (v) two products intended as treatments for opiate and cocaine addiction, which the Company expects to develop in collaboration with NIDA, NIH.


COMPANY STRATEGY

     The Company's strategic goal is to establish a leading position in the pain management pharmaceutical market. The Company intends to achieve this goal by implementing the following strategy:

     Introducing superior proprietary products. Based on the results of independent research, pre-clinical studies and initial clinical trials, the Company believes its products will provide superior efficacy over currently available narcotic, non-narcotic and anesthetic products. The Company intends to build significant market share in both the OTC and prescription pain management markets.

     Minimizing development time, cost and risk. The Company attempts to reduce drug development time and cost at each stage of the development process. The Company believes that it will be able to develop its initial products faster than other types of new drugs because all of the Company's initial products are combinations of, or forms of, existing approved drugs. For its pre-clinical studies, the Company is able to save time and expense by drawing upon the experience of many highly regarded researchers in the pain management field through its collaborations with established academic research institutions. Similarly, for its clinical trials, the Company collaborates with researchers who have the experience and the facilities to design timely and cost-effective trials. In addition, the Company believes that new analgesic and anesthetic products have the potential for more rapid market introduction than many other types of drugs.


     Leveraging its proprietary technology across multiple product opportunities. Through extensive pre-clinical research, Algos has identified multiple potential products using NMDA antagonist technology. As a result, Algos has developed ten pharmaceutical products that have progressed to Phase II clinical trials or are scheduled for Phase II or Phase III clinical trials in 1996.


     Outsourcing to efficiently deploy resources. The Company intends to continue to contract the resources of well-recognized commercial organizations to perform pre-clinical studies, clinical trials and pharmaceutical development on behalf of the Company. In addition, the Company intends to outsource its manufacturing functions to third party suppliers.


     Maximizing market penetration and margin potential through a combination of Company direct sales and strategic alliances. In market segments with relatively concentrated distribution channels, such as prescription analgesics that are sold to individual hospitals, health maintenance organizations and pharmaceutical buyer groups, the Company plans to maximize its margins by marketing these products through a direct sales force. In market segments that will require large or specialized sales capabilities, such as OTC analgesic products and certain foreign countries, the Company will seek strategic alliances with leading pharmaceutical companies. The Company believes such alliances enhance its ability to identify new products as well as quickly develop and commercialize such products.


MARKET OVERVIEW

     The Company is developing products that will target the narcotic and non-narcotic analgesic markets, the local anesthetic market, the urge urinary incontinence market and the market for treatment of opiate and cocaine addiction.

The Analgesic Market


     The Company's analgesic products will target markets with combined 1995 U.S. sales estimated at $6.4 billion. The Company believes that the analgesic market presents attractive opportunities based upon the following factors: high growth rates partially attributable to the rapidly growing population segment aged 65 and older; increasing recognition of the therapeutic benefits of effective pain treatment including reductions in healing and recovery time; generally concentrated distribution channels that permit more cost-effective selling and marketing; lack of recent product innovation which has resulted in market segments comprised largely of older off-patent drugs; higher profit margins from branded proprietary products; and the potential for rapid acceptance of new pain management pharmaceuticals by members of the medical profession.

     The following table identifies the estimated size of the U.S. market segments which the Company's analgesic products are expected to target.


                                                                                              ESTIMATED
ANALGESIC MARKET SEGMENTS                    REPRESENTATIVE BRANDS                         1995 U.S. SALES
- -------------------------                    ---------------------                         ---------------
                                                                                            (IN MILLIONS)
Prescription Anti-Arthritics (NSAIDs)        Lodine, Voltaren, Relafen                         $ 1,714
Prescription Anti-Migraine                   Imitrex                                               373
Prescription Narcotics:
     Non-injectable Morphine                 MS Contin                                             247
     Hydrocodone Based Products              Vicodin                                               315
     Oxycodone Based Products                Percocet, Percodan                                     73
     Codeine Based Products                  Tylenol with codeine                                   87
     Synthetic Narcotics                     Darvon                                                237
                                                                                               -------
          Prescription Narcotics Total                                                             959
Synthetic Non-Narcotics                      Toradol, Ultram, Stadol NS                            500
                                                                                               -------
          Prescription Total                                                                     3,546
OTC Analgesics:
     NSAIDs                                  Advil, Motrin, Aleve, Orudis                          853
     Aspirin                                 Bayer                                                 617
     Acetaminophen                           Tylenol                                             1,220
     Topical Analgesics                                                                            213
                                                                                               -------
          OTC Analgesics Total                                                                   2,903
                                                                                               -------
               Total Analgesic Market                                                          $ 6,449
                                                                                               -------
                                                                                               -------


- ------------

Source: IMS, Inc. and A.C. Nielsen.

The Anesthetic Market


     In 1995, the injectable local anesthetic market in the U.S. was estimated at $164 million. The market for local anesthetics is believed to present attractive opportunities for a controlled duration product because existing local anesthetics have limited and less controllable duration which restricts their use in surgery. The Company believes that a controlled, extended duration local anesthetic, if successfully developed, would have the potential to significantly expand this market segment.


The Urge Urinary Incontinence Market


     An estimated five million people in the U.S. suffer from urge urinary incontinence. While sales of urge urinary incontinence drugs in the U.S. were estimated at $84 million in 1995, U.S. sales of incontinence supplies (including adult protective undergarments) were significantly higher at an estimated $1.1 billion in 1994. This was due, in part, to a lack of satisfactory pharmaceutical treatments. The Company believes that if satisfactory drugs for treating urge urinary incontinence were introduced, the market size for urge urinary incontinence drugs could grow considerably.


The Drug Abuse Treatment Market

     NIDA estimates that there are two million opiate addicts in the United States and 1.5 to 2 million cocaine abusers. The Company believes that these opiate addict and cocaine abuser populations represent a large potential market for effective pharmaceutical treatment.

PRODUCTS


     The following table describes the ten products developed by Algos that have reached Phase II clinical trials or are scheduled to reach Phase II or Phase III clinical trials in 1996.



                                       ALGOS PRODUCTS IN DEVELOPMENT

          PRODUCT                      INDICATION                         STAGE OF DEVELOPMENT
          -------                      ----------                         --------------------
NARCOTIC ANALGESICS
MorphiDex'tm'                 Moderate to severe pain        Pivotal Phase II clinical trial completed.
                              (primarily cancer pain)        Additional Phase II and III clinical trials in
                                                             progress or scheduled in 1996.
                                                             Two Phase I/II clinical trials completed.
HydrocoDex SR'tm' and         Moderate to moderately severe  Phase II clinical trial scheduled in 1996.
HydrocoDex Plus'tm'           pain (primarily
                              post-operative,
                              musculoskeletal and
                              trauma-related pain)
OxycoDex'tm'                  Moderate to moderately severe  Phase II clinical trial in progress.
                              pain (primarily                Additional Phase II clinical trial
                              post-operative pain)           scheduled in 1996.

NON-NARCOTIC ANALGESICS
Ibuprofen/NMDA Antagonist     OTC analgesic                  Phase II clinical trial completed.
Combination                                                  Additional Phase II clinical trial scheduled in
                                                             1996.
Acetaminophen/NMDA            OTC analgesic                  Phase II clinical trial in progress.
Antagonist Combination

ANESTHETICS
Lidocaine/NMDA Antagonist     Extended duration anesthetic   Phase I/II clinical trial scheduled in 1996.
Combination

OTHERS
Urge Urinary Incontinence     Urge urinary incontinence      Phase II clinical trial in progress.
Treatment
Opiate Addiction Treatment    Opiate addiction               Phase II clinical trial scheduled in 1996.

Cocaine Addiction Treatment   Cocaine addiction              Phase II clinical trial scheduled in 1996.


NARCOTIC ANALGESICS

     Narcotic analgesic drugs remain the most common and useful treatment for moderate to severe pain in both acute and chronic conditions. These drugs consist of naturally occurring opiates (e.g. morphine), opiate derivatives (e.g. codeine, hydrocodone, oxycodone), and synthetic opiates (e.g. methadone). One of the most significant drawbacks to these drugs is the development of rapid tolerance and physical dependence. Tolerance refers to the condition under which a drug dose that was initially effective in producing analgesia becomes less effective with repeated administrations. Therefore, to alleviate the same level of pain, the drug dose has to be increased over time. However, increasing the drug dose may produce an increase in unwanted side effects such as mental clouding, nausea and constipation and may also increase the potential for drug dependence.

     Pre-clinical studies of the Company's narcotic analgesic/NMDA antagonist combination products indicated superior first-dose analgesic effects as compared to equivalent dosage levels of the narcotic analgesic alone and greater efficacy when administered over periods during which the narcotic analgesic administered alone became less effective. The Company believes that its new products, if proven effective in humans in producing superior analgesic effects and reducing tolerance and side effects, could replace a significant portion of the narcotic analgesics currently in use for acute and chronic pain and could be used in chronic pain cases where physicians have been reluctant to use narcotics.

MorphiDex'tm'

     MorphiDex'tm', the Company's most developmentally advanced product, is designed to treat moderate to severe pain and will be used primarily for treating cancer pain. MorphiDex'tm' is the trade name for the Company's patented morphine and dextromethorphan combination product. The addition of an NMDA antagonist to morphine is intended to increase analgesic effectiveness, reduce the development of tolerance to morphine and reduce the development of hyperalgesia in cases of chronic administration.

     The Company expects to use MorphiDex'tm' to target the market for morphine products. In 1995, U.S. sales of morphine products were approximately $247 million and non-U.S. sales were approximately $500 million. This market is believed to be growing at an estimated rate of 18% per year, which is largely attributable to the rapidly growing population segment aged 65 and older in the United States, Europe and Japan.

     The  Company's  research  and   development  activities  with  respect   to
MorphiDex'tm' include:

      (i) pre-clinical   pharmacology  studies  which   indicate  that  morphine
          tolerance may be significantly reduced by co-administration with an NMDA antagonist;

      (ii) pre-clinical   toxicology  and  drug  safety  studies  comparing  the
           combination of dextromethorphan and morphine to the individual drugs;


     (iii) one completed, double blind Phase I/II clinical trial to assess safety and abuse liability which indicates product safety and possible lower abuse potential;



      (iv) one completed, double blind Phase I/II clinical trial in chronic pain patients which indicates that a combination of morphine or morphine equivalents together with an NMDA antagonist is safe at projected therapeutic dose levels and that such a combination may provide superior pain relief over morphine; and



      (v) one completed pivotal Phase II clinical efficacy trial in oral surgery patients which indicates statistically significant superior pain relief with MorphiDex'tm' over morphine alone.



     In addition, four additional clinical trials are currently underway which the Company expects will lead to an NDA filing in the second half of 1997.


HydrocoDex'tm' SR and HydrocoDex Plus'tm'


     Hydrocodone is a narcotic primarily used to treat moderate to moderately severe post-operative, musculoskeletal and trauma-related pain. The analgesic products containing hydrocodone that are sold commercially in the U.S. are combination products containing acetaminophen. In 1995, the market for such products in the U.S. was approximately $315 million with an estimated growth rate of 15% per year.


     HydrocoDex SR'tm' is the trade name for the Company's sustained release product that combines hydrocodone and dextromethorphan. Currently there are no sustained release hydrocodone products on the market because the dosage size required to achieve a sustained effect when combined with acetaminophen is too large for practical application. The Company expects that, if approved and successfully brought to market, HydrocoDex SR'tm' will provide physicians with the ability to prescribe an effective sustained release hydrocodone analgesic for the first time.

     HydrocoDex Plus'tm' is the trade name for the Company's immediate release product that combines hydrocodone, dextromethorphan and acetaminophen. The Company believes that HydrocoDex Plus'tm' may broaden the current market for hydrocodone/acetaminophen combination products because equal or greater therapeutic effect may be achieved by administering lower doses of the hydrocodone component of the product, thereby potentially creating a product with a lower abuse potential.

     The Company is planning to begin a Phase II clinical trial in the second half of 1996 intended to show that the addition of an NMDA antagonist increases the efficacy of products containing hydrocodone. The results of pre-clinical studies for these products have been favorable.

OxycoDex'tm'


     Oxycodone is an opiate narcotic that, in combination with acetaminophen or aspirin, forms the basis for a group of products which are broadly used for the treatment of moderate to moderately severe post-operative and other types of pain. In 1995, the U.S. market for such products was estimated at $73 million.


     The Company is currently in the process of developing an immediate release combination product consisting of oxycodone, acetaminophen and dextromethorphan. Pre-clinical studies have indicated that an NMDA antagonist may increase the efficacy of oxycodone. In April 1996, the National Institute of Dental Research ('NIDR') commenced a clinical trial comparing the efficacy of oxycodone alone and in combination with an NMDA antagonist. Additional clinical trials are scheduled to be conducted in 1996.

NON-NARCOTIC ANALGESICS


     The Company has two non-narcotic analgesics in development: an ibuprofen/NMDA antagonist combination product and an acetaminophen/NMDA antagonist combination product. In 1995, the OTC NSAID market in the U.S. which included ibuprofen totaled an estimated $853 million. The total U.S. OTC market for acetaminophen was estimated at $1.2 billion. The Company has licensed certain NSAID/NMDA antagonist products (including ibuprofen) and its acetaminophen/NMDA antagonist products to McNeil. See ' -- Corporate and Government Collaborations.'


Ibuprofen/NMDA Antagonist Combination

     Pre-clinical studies have indicated that the analgesic efficacy of several NSAIDs, such as ibuprofen and naproxen, may be increased when combined with an NMDA antagonist. The Company believes that an OTC product based upon a combination of existing dosage levels of an NSAID with an NMDA antagonist would offer analgesic efficacy that is superior to existing OTC analgesics and could have the potential to achieve rapid market acceptance. In addition, at dosage levels where the NSAID indicated no analgesic effect by itself, a significant analgesic effect was indicated by the addition of an NMDA antagonist. As a result, an NSAID/NMDA antagonist combination product may also be formulated to give an equivalent analgesic effect while lowering the NSAID dosage and thus potentially reducing certain dosage related side effects of NSAIDs, such as gastrointestinal bleeding and ulcers.


     An initial Phase II clinical trial has indicated that an NSAID (ibuprofen) in combination with an NMDA antagonist may have an increased analgesic effect when compared to the NSAID alone in dental surgery patients who experienced greater surgical trauma (i.e. patients who had surgery which lasted longer than 30 minutes). The study also indicated that for dental patients in certain lower trauma categories (i.e. patients whose surgery lasted less than 30 minutes) both ibuprofen alone and ibuprofen in combination with an NMDA antagonist had a significantly better analgesic effect when compared to a placebo and that ibuprofen alone and ibuprofen in combination with an NMDA antagonist were both similarly effective in relieving the patient's pain. Although the Company believes that these results are encouraging, additional clinical trials are necessary in order to submit an NDA to the FDA.


Acetaminophen/NMDA Antagonist Combination


     The Company has sponsored pre-clinical studies to evaluate acetaminophen in combination with NMDA antagonists. The results indicate that combining an NMDA antagonist with acetaminophen may increase the efficacy of acetaminophen. In a placebo-controlled Phase II clinical trial conducted by NIDR, patients taking a scheduled regimen of an NMDA antagonist (dextromethorphan) before and after oral surgery required substantially less acetaminophen after the surgery to relieve pain.

ANESTHETICS (LIDOCAINE/NMDA ANTAGONIST COMBINATION)



Injectable Anesthetic



     The injectable local anesthetic market was estimated at $164 million in the U.S. in 1995. Sales consist primarily of older off-patent drugs. Although research indicates that the administration of analgesics preceding surgery may improve surgical outcomes, the limited duration of existing injectable anesthetics limits their use in surgery.



     The Company, in collaboration with Brigham and Women's Hospital, Harvard Medical School, is conducting research into the potentiation of local anesthetics by NMDA antagonists. Pre-clinical studies have indicated that the NMDA antagonist, dextromethorphan, may increase the depth and duration of anesthesia of lidocaine. With the current emphasis on preemptive analgesia, same day surgery and shorter hospital stays, the Company believes that a longer duration anesthetic may provide greater patient comfort when post surgical pain is most severe. A Phase I/II clinical trial is planned for late 1996.



Anti-Migraine



     Reported results of an independently conducted clinical trial indicate that intra-nasal lidocaine provides rapid relief of migraine headache, but that relapse is common. Since the NMDA antagonist dextromethorphan may enhance the efficacy of lidocaine and is also effective in inhibiting neuropathic pain, an intra-nasal lidocaine/dextromethorphan combination product may be a more effective anti-migraine treatment. Pre-clinical studies are planned for late 1996.


OTHERS

Urge Urinary Incontinence Treatment


     An estimated five million people in the U.S. suffer from urge urinary incontinence. While sales of urge urinary incontinence drugs in the U.S. were estimated at $84 million in 1995, U.S. sales of incontinence supplies (including adult protective undergarments) were an estimated $1.1 billion in 1994. This was due, in part, to a lack of satisfactory urge urinary incontinence drugs. Existing urge urinary incontinence drugs generally have unpleasant side effects and low levels of efficacy. The Company believes that if satisfactory drugs for treating urge urinary incontinence are introduced, consumer demand for an urge urinary incontinence drug could increase considerably.



     Company-sponsored pre-clinical studies have indicated that NMDA antagonists may block the bladder micturition reflex. A Phase II clinical trial is currently being conducted at the Stanford University School of Medicine to evaluate an NMDA antagonist in urge incontinent patients. If successful, these agents may offer a novel, safe and effective treatment for urge urinary incontinence.


Opiate and Cocaine Addiction Treatment Drugs


     NIDA estimates that there are two million opiate addicts in the United States and 1.5 to 2 million cocaine abusers. These opiate addict and cocaine abuser populations represent a large potential market for effective treatment drugs. The Company is developing an NMDA antagonist-based product as an opiate addiction treatment drug. NIDA is planning a Phase II clinical study in collaboration with the Company to test this opiate addiction treatment drug. In addition, the Company is developing a cocaine addiction treatment drug. Pre-clinical studies have indicated that NMDA antagonists may have potential for the treatment of dependence on opiate narcotics and cocaine abuse.


SCIENTIFIC OVERVIEW


     A key element of the Company's technology is the use of NMDA antagonists, which block the NMDA receptor. NMDA receptors are believed to be present in nerve cells in the brain and spinal cord. There is increasing evidence that there may also be peripheral NMDA receptors.


     The important role of the NMDA receptor in pain response has become recognized among scientists and clinicians. Research indicates that the NMDA receptor plays a role in neuropathic pain,
development  of  tolerance  to  and  dependence  on  narcotic  analgesics,   and
development of hyperalgesia due to chronic administration of opiate narcotics. According to current scientific theory, activation of this receptor results in a cascade of intracellular events beginning with the influx of extracellular calcium. This influx of calcium results in activation of the enzyme protein kinase C and its subsequent translocation from cytosol to the membrane. Through protein phosphorylation, enduring changes then occur in the membrane constituents including receptors. This cascade of events beginning with the activation of the NMDA receptor has been implicated in numerous neuroplastic phenomena such as post-tetanic potentiation resulting in sensitized and overly active nerve cells and consequently may cause spontaneous pain and/or increased sensitivity to pain.

     It is believed that narcotic analgesics reduce pain by binding to opiate receptors located on nerve cells in the brain and spinal cord. Although the initial effect of this binding is to inhibit the nerve cell and thereby reduce pain, opiate receptor activation is also believed to stimulate the NMDA receptor leading to the cascade of events described in the previous paragraph. Many researchers believe that increased NMDA receptor activation represents the underlying cellular mechanism of opiate tolerance and dependence. Pre-clinical studies indicate that by blocking the NMDA receptor, tolerance to and dependence on opiates may be reduced and the development of hyperalgesia prevented. The involvement of the NMDA receptor in dependence is also the basis for development of NMDA antagonists to treat drug addiction.


CORPORATE AND GOVERNMENT COLLABORATIONS



     In June 1996, the Company entered into the McNeil License Agreement with McNeil, an affiliate of Johnson & Johnson, pursuant to which the Company granted McNeil the exclusive right to develop acetaminophen/NMDA antagonist combination products and certain NSAID/NMDA antagonist combination products (ibuprofen and certain other NSAIDs approved for OTC use) for the treatment of pain. The McNeil License Agreement provides for an initial payment of $2.0 million by McNeil (funded on July 5, 1996) to the Company and additional payments of up to $8.0 million by McNeil upon the achievement of certain milestones generally relating to product development and patent issuances. In addition, the Company will be entitled to receive royalty payments from McNeil based upon net product sales. McNeil will bear all the costs of developing products it selects, except for approximately $500,000 to be borne by the Company. McNeil will be required to pay minimum royalties commencing a certain time after execution of the agreement, provided that certain conditions have been met, even if McNeil has not commenced marketing of an acetaminophen product or an NSAID product. The McNeil License Agreement extends until the later of the expiration of the Company's patent rights or ten years, provided that the McNeil License Agreement is terminable: (i) by either party in the event of a material breach by the other party upon 90 days' notice or upon certain events of bankruptcy; (ii) by McNeil, at any time after one year from the effective date of the agreement; and
(iii) by the Company under certain circumstances. Under certain circumstances, the McNeil License Agreement could terminate with respect to either acetaminophen or NSAID products without terminating with respect to the other category. In the event of a termination by McNeil, McNeil must pay all royalty payments and milestone payments due through the date of termination and the technology licensed by McNeil reverts to the Company. In such event, the Company retains the rights to the results of the two clinical studies funded by the Company, and McNeil retains the rights to the results of the clinical studies funded by McNeil during the term of the McNeil License Agreement. See ' -- Patents, Trade Secrets and Licenses -- Licenses.'



     In June 1996, the Company entered into a letter of intent with NIDA, NIH, pending formal approval of a CRADA to conduct joint research on a methadone/NMDA antagonist combination drug as a potential treatment for opiate addition.


ACADEMIC AND RESEARCH COLLABORATIONS

Virginia Commonwealth University, The Medical College of Virginia

     In 1994, the Company entered into a collaborative research agreement with The Medical College of Virginia with the option for subsequent annual renewals. Under the terms of this agreement, The

Medical College of Virginia provides pre-clinical research exclusively to the Company in the field of: (i) prevention of tolerance to and dependence on opiates, opiate derivatives and opioids; (ii) treatment of chronic pain; and
(iii) treatment of neuropathic pain, under the direction of David J. Mayer, Ph.D and Donald D. Price, Ph.D., Professors, Department of Anesthesiology, The Medical College of Virginia.

Brigham and Women's Hospital

     In 1995, the Company entered into a research agreement with Brigham and Women's Hospital, Inc., a teaching affiliate of Harvard Medical School. Under the terms of this agreement, Brigham and Women's Hospital performs pre-clinical research exclusively for the Company in the field of long lasting anesthetics under the direction of Gary R. Strichartz, Ph.D., Professor of Anesthesia (Pharmacology). The research is designed to measure certain characteristics and effects of various anesthetic/NMDA antagonist combinations covered by the Company's existing or pending patents.

Stanford University


     The Company has entered into a series of research agreements with Stanford University. Under the direction of Christos E. Constantinou, Ph.D. of the Stanford University School of Medicine, certain NMDA antagonists were tested in pre-clinical studies to assess their potential for use in the treatment of urge urinary incontinence. The studies were conducted with products that are the subject of one of the Company's pending patent applications. In addition, Christopher Payne, M.D. is currently conducting a clinical trial to further test the potential of such NMDA antagonists for the treatment of urge urinary incontinence.


CLINICAL TRIAL COLLABORATIONS

     Clinical trials with several major research institutions and medical centers have commenced, and several others are scheduled for commencement in the near future. The institutions with which the Company collaborates include:

     Johns Hopkins Bayview Medical Center, Baltimore, Maryland
     Memorial Sloan-Kettering Cancer Center, New York City, New York
     Emory University Hospital Medical Center, Atlanta, Georgia
     Stanford University School of Medicine, Palo Alto, California
     University of Pennsylvania, Philadelphia, Department of Veterans Affairs Medical Center, Philadelphia, Pennsylvania
     Royal North Shore Hospital, University of Sydney, Australia
     National Institute of Dental Research, National Institutes of Health, Bethesda, Maryland
     Rivers Center Research Corporation, Columbia, Maryland
     SCIREX Corporation, Austin, Texas

     The Company generally conducts clinical studies directly with the principal investigators and also by the use of Contract Research Organizations ('CROs') that provide additional manpower as required to manage several study programs simultaneously. The Company's management is experienced at selecting and managing CROs for conducting clinical studies.

TECHNICAL DEVELOPMENT AND PRODUCTION


     The Company generally seeks to contract third parties for formulation development, manufacture of clinical trial materials and scale-up work. The Company generally selects third party contractors that it believes have the capability to commercially manufacture the products. The key advantage to this approach is that the third party contractor which performed the developmental work will have the equipment, operational parameters and validated testing procedures already in place for the commercial manufacture of the Company's products. The Algos management team is experienced in selecting and managing activities at third party contract companies. By selecting qualified third party contractors or by choosing development partners that provide full scale contract manufacturing services, the Company believes it will be able to shorten development time and scale-up to production.


MARKETING


     Algos plans to market its products either directly or through co-marketing or licensing agreements with pharmaceutical companies. The Company's marketing strategy is to develop a direct sales force in the U.S. in market segments with relatively concentrated distribution channels to target hospitals, health maintenance organizations and pharmaceutical buyer groups. Algos does not expect to establish a direct sales capability until such time as one or more of its products in development receives marketing approval from the FDA. In market segments that require large or specialized sales capabilities, such as OTC analgesic products and certain foreign countries, the Company will seek strategic alliances with leading pharmaceutical companies such as the McNeil License Agreement. Implementation of this strategy will depend on the market potential of the Company's products, its financial resources and timely regulatory approvals.


COMPETITION


     The Company's products under development are expected to address several different markets. The Company's proposed products will be competing with currently existing or future products of other companies. Competition among these products will be based on, among other things, product efficacy, safety, reliability, availability, price and patent position. Many of the Company's existing or potential competitors have substantially greater financial, technical and human resources than the Company, may be better equipped to develop, manufacture and market products and have more extensive experience in pre-clinical testing and human clinical trials. These companies may develop and introduce products and processes competitive to those of the Company.



     The Company competes with pharmaceutical companies that develop, produce and market products in the United States, Europe and elsewhere. In addition, academic institutions, government agencies and other public and private organizations conducting research may seek patent protection, discover new drugs or establish collaborative arrangements for drug research. The Company's narcotic analgesic and anesthetic products, when developed and marketed, will compete with products generally marketed by medium-sized pharmaceutical companies. In other analgesic segments, such as antiarthritic and OTC analgesic products, the Company's products, when developed and marketed, will compete with products marketed by some of the largest pharmaceutical companies in the U.S. In these segments, the Company may enter into license agreements with pharmaceutical companies having greater resources than the Company.


PATENTS, TRADE SECRETS AND LICENSES

Patent Rights

     The Company seeks to protect is proprietary position by, among other methods, filing United States and foreign patent applications with respect to the development of its products and their uses. The Company plans to prosecute and defend its patent applications, issued patents and proprietary information. The Company's ability to compete effectively will depend in part on its ability to develop and maintain proprietary aspects of its planned products. The Company has an exclusive license for three U.S. patents and six pending U.S. patent applications under its agreement with The Medical College of Virginia, and several corresponding pending foreign patent applications. The Company also owns one pending U.S. patent application and plans to file additional patent applications.


     Reflecting the Company's major research and development direction, its patent program is primarily focused on securing intellectual property rights to technology for the following categories of its business: (i) the use of pharmacologically acceptable NMDA antagonists for the management of acute, chronic, pre-operative and post-operative pain states, (ii) the use of NMDA antagonists for the potentiation of local anesthesia and (iii) the use of NMDA antagonists for the treatment of other conditions such as urge urinary incontinence. The Company is employing an aggressive dual-level strategy of claiming its drug discoveries mechanistically and in terms of specific therapeutics. This strategy is intended to maximize the Company's opportunities for obtaining the broadest possible patent protection and at the same time, result in issued patents with complementary and mutually reinforcing claims.

     Of the patents issued to The Medical College of Virginia, U.S. Patent No. 5,321,012 entitled 'Inhibiting the Development of Tolerance to and/or Dependence on a Narcotic Addictive Substance' (issued June 14, 1994) claims compositions and methods for inhibiting the development of tolerance to and/or dependence on a variety of narcotic analgesics including codeine, fentanyl, heroin, hydrocodone, morphine and oxycodone employing any one of several specific nontoxic NMDA antagonists including dextromethorphan and dextrorphan; U.S. Patent No. 5,352,683 entitled 'Method for the Treatment of Chronic Pain' (issued October 4, 1994) claims a method for treating chronic pain employing any one of several specific nontoxic NMDA antagonists such as those previously mentioned and, U.S. Patent No. 5,502,058 entitled 'Method for the Treatment of Pain' (issued March 26, 1996) covers a method of alleviating preexisting or prospectively occurring pain employing dextromethorphan or dextrorphan in combination with lidocaine.


     The Company has been notified that U.S. Patent No. 5,556,838 will be issued on or about September 17, 1996. This patent claims a composition containing any nontoxic NMDA antagonist, or any nontoxic substance that blocks a major intracellular consequence of NMDA receptor activation, and any one of several addictive substances, including morphine. A related patent application covers a companion method for inhibiting the development of tolerance to and/or dependence on such addictive substances. In addition, the Company has been assigned a pending U.S. patent application covering the treatment of urinary incontinence which has recently been examined. A corresponding regional application designating numerous foreign jurisdictions has been filed.


     The patent positions of pharmaceutical firms, including the Company, are generally uncertain and involve complex legal and factual questions. Consequently, even though the Company is currently prosecuting its patent applications with the U.S. Patent and Trademark Office ('PTO') and certain foreign patent authorities, the Company does not know whether any of its applications will result in the issuance of any patents, or if any patents issue, whether they will provide significant proprietary protection or will be circumvented or invalidated. Since patent applications in the U.S. are maintained in secrecy until patents issue, and since publication of discoveries in the scientific or patent literature tend to lag behind actual discoveries by several months, the Company cannot be certain that it was the first creator of inventions claimed by pending patent applications or that the Company was the first to file patent applications for such inventions. See 'Risk Factors -- Uncertain Ability to Protect Proprietary Technology.'

     The Company also relies upon trade secrets, know-how, continuing innovation and licensing opportunities to develop and maintain its competitive position. It is the Company's current practice to require its employees, consultants, members of its Medical and Research Advisory Board, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with the Company. These agreements provide that all confidential information developed or made known to the individual during the course of the individual's relationship with the Company is to be kept confidential and not disclosed to third parties, subject to certain exceptions. In the case of employees, the agreements provide that all inventions conceived by the individual shall be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information.

     The Company engages in collaborations and sponsored research agreements and enters into pre-clinical and clinical testing agreements with academic and research institutions and U.S. government agencies, such as NIH. Consistent with pharmaceutical industry and academic standards, and the rules and regulations under the Federal Technology Transfer Act of 1986, these agreements may provide that developments and results will be freely published, that information or materials supplied by the Company will not be treated as confidential and that the Company may be required to negotiate a license to any such developments and results in order to commercialize products incorporating them. There can be no assurance that the Company will be able to successfully obtain any such license at a reasonable cost or that such developments and results will not be made available to competitors of the Company on an exclusive or a non-exclusive basis.

     The Company's success depends in part on its ability to obtain patent protection for its products and to preserve its trade secrets and operate without infringing on the proprietary rights of third parties. No assurance can be given that the Company's pending patent applications will be approved or that any patents will provide competitive advantages for its products or will not be successfully challenged or circumvented by its competitors. No assurance can be given that patents do not exist or could not be filed which would have an adverse effect on the Company's ability to market its products or maintain its competitive position with respect to its products. The Company's patents may not prevent others from developing competitive products using related technology. Other entities may obtain patents which cover aspects of the Company's products or processes which are necessary for or useful to the development, manufacture or use of the Company's products. As a result, the Company may be required to obtain licenses from others to develop, manufacture or market such products. There can be no assurance that the Company will be able to obtain any such licenses on commercially reasonable terms, if at all.

     No assurance can be given that any patent issued to, or licensed by, the Company will provide protection that has commercial significance. In this regard the patent position of pharmaceutical compounds and compositions is particularly uncertain. Even issued patents may be later modified or revoked by the PTO in proceedings instituted by the Company or others. In addition, no assurance can be given that the Company's patents will afford protection against competitors with similar compounds or technologies, that others will not obtain patents claiming aspects similar to those covered by the Company's patents or applications, or that the patents of others will not have an adverse effect on the ability of the Company to do business. The Company's patents may not prevent others from developing competitive positions using related technology.

Licenses


     The Company has entered into a license agreement, which was last amended in June 1996 (the 'Amendment'), with The Medical College of Virginia for certain patents or pending patent applications owned by The Medical College of Virginia in the field of pain management in the country in which any such product or part thereof is made, used, sold or manufactured. In consideration for the terms of the Amendment, the Company issued 100,000 shares of Series B Preferred Stock to The Medical College of Virginia. The Company pays no license signing fees or milestone payments. Royalties for the life of the patent equal 4% of net sales. If a product is combined with a drug or other substance for which the Company is paying an additional royalty, the royalty rate paid to The Medical College of Virginia is generally reduced by the amount of such additional royalty. If the Company enters into sublicensing agreements for a covered product, the Company will pay The Medical College of Virginia 50% of royalty payments received from such sublicensees' net sales for each year until the payments total $500,000 for such year, 33% until the payments total an additional $500,000 for such year and 25% thereafter. The McNeil License Agreement is a sublicense agreement of the Company's license agreement with The Medical College of Virginia.



     The Company has entered into a license agreement with MIT for an exclusive worldwide license in connection with patent rights relating to a patent owned by MIT. This patent covers a process for the ultrasound enhancement of transdermal drug delivery.


GOVERNMENT REGULATION

     In the U.S., pharmaceutical products intended for therapeutic or diagnostic use in humans are subject to rigorous FDA regulation. The process of completing clinical trials and obtaining FDA approvals for a new drug is likely to take a number of years and require the expenditure of substantial resources. There can be no assurance that any product will receive such approval on a timely basis, if at all. See 'Risk Factors -- Government Regulation; No Assurance of United States or Foreign Regulatory Approval.'

     Applicable FDA regulations treat the Company's combination of dextromethorphan with analgesics such as morphine, acetaminophen and ibuprofen and local anesthetics such as lidocaine as new drugs and require the filing of an NDA and approval by the FDA. However, since each of these drugs has been separately approved by the FDA, management believes that the risks associated with the development of these new proprietary drugs are less than the risks inherent in new molecular drug discovery.

     The steps required before a new pharmaceutical product for use in humans may be marketed in the U.S. include (i) pre-clinical studies, (ii) submission to the FDA of an Investigational New Drug application ('IND'), which must become effective before human clinical trials commence, (iii) adequate and well-controlled human clinical trials to establish the safety and effectiveness of the product, (iv) submission of an NDA to the FDA, and (v) FDA approval of the NDA prior to any commercial sale or shipment of the product.

     Pre-clinical studies include laboratory evaluation of product chemistry and formulation, as well as animal studies, to assess the potential safety and effectiveness of the product. The results of the pre-clinical studies are submitted to the FDA as a part of an IND and are reviewed by the FDA prior to the commencement of human clinical trials. Unless the FDA objects to, or otherwise responds to, an IND, the IND will become effective 30 days following its receipt by the FDA.

     Clinical trials are typically conducted in three sequential phases, although phases may overlap. In Phase I, the investigational new drug usually is administered to healthy human subjects and is tested for safety (adverse effects), dosage, tolerance, metabolism, distribution, excretion and pharmacodynamics (clinical pharmacology). Phase II involves studies in a limited patient population to (i) determine the effectiveness of the investigational new drug for specific indications, (ii) determine dosage tolerance and optimal dosage and (iii) identify possible adverse effects and safety risks. When an investigational new drug is found to be effective and to have an acceptable safety profile in Phase II evaluation, Phase III trials are undertaken to further evaluate clinical effectiveness and to further test for safety within an expanded patient population at geographically dispersed clinical study sites. For analgesic drugs, Phase II analgesic efficacy studies have historically served as the pivotal studies for an NDA. Phase III studies for these products normally focus greater attention on safety in larger patient populations rather than efficacy. There can be no assurance that Phase I, Phase II or Phase III testing will be completed successfully within any specified time period, if at all, with respect to any of the Company's products subject to such testing. Furthermore, the FDA may suspend clinical trials at any time there is concern that the participants are being exposed to an unacceptable health risk.


     The results of pharmaceutical development, pre-clinical studies and clinical trials are submitted to the FDA in the form of an NDA for approval of the marketing and commercial shipment of the product. The FDA may require additional testing or information before approving the NDA. The FDA may deny an NDA approval if safety, efficacy or other regulatory requirements are not satisfied. Moreover, if regulatory approval of the product is granted, such approval may require post-marketing testing and surveillance to monitor the safety of the product or may entail limitations on the indicated uses for which the product may be marketed. Finally, product approval may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing.


     At present, pharmaceutical products generally may not be exported from the U.S. for other than research purposes until the FDA has approved the product for marketing in the U.S. However, a company may apply to the FDA for permission to export finished products or partially processed products to a limited number of countries prior to obtaining FDA approval for marketing in the U.S.


     The Company is also subject to regulation under federal and state laws, including the Occupational Safety and Health Act, the Environmental Protection Act, the Clean Air Act, national restrictions on technology transfer, and import, export and customs regulations. In addition, all of the Company's products that contain narcotics are subject to DEA regulations relating to storage, distribution and physician prescribing procedures. There can be no assurance that any portion of the regulatory framework under which the Company currently operates will not change and that such change will not have a material effect on the current and anticipated operations of the Company.


     Whether or not FDA approval has been obtained, approval of a pharmaceutical product by comparable governmental regulatory authorities in foreign countries must be obtained prior to the commencement of clinical trials and subsequent marketing of such product in such countries. The approval procedure varies from country to country, and the time required may be longer or shorter than that required for FDA approval.

EMPLOYEES


     At June 30, 1996, the Company had nine employees and two executive consultants, including five Ph.Ds and/or MDs. In addition, the Company engages consultants from time to time to perform services on a per diem or hourly basis.


FACILITIES

     The Company's executive office, located at Collingwood Plaza, 4900 Route 33, Neptune, New Jersey 07753, is leased under a five-year agreement, which expires in 1997. The lease is renewable for two consecutive five-year periods. The leased property consists of approximately 2,000 square feet of office and storage space. The Company is in the process of expanding its facilities to meet anticipated future staffing.

LEGAL PROCEEDINGS

     There are no legal proceedings pending against the Company.

                     MANAGEMENT AND KEY SCIENTIFIC ADVISORS

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES


     Set forth below is information regarding directors and executive officers of the Company as of August 15, 1996.



                   NAME                      AGE                              POSITION
                   ----                      ---                              --------

DIRECTORS AND EXECUTIVE OFFICERS
John W. Lyle..............................   52    President and Chief Executive Officer and Director
Frank S. Caruso, Ph.D. ...................   59    Executive Vice President for Research and Development
Gastone Bello, Ph.D. .....................   65    Executive Vice President for Technology Transfer and
                                                     Manufacturing
*Donald G. Drapkin........................   48    Director
Roger H. Kimmel...........................   49    Director
*James R. Ledley..........................   49    Assistant Secretary and Director
Dieter A. Sulser..........................   47    Director

KEY EMPLOYEES
Donald A. Johnson, Ph.D...................   41    Senior Vice President for Pharmaceutical Development
Gary R. Anthony...........................   35    Chief Financial Officer


- ------------


* Members of Audit Committee.



     MR. LYLE has served as President and Chief Executive Officer and a director of the Company since its formation in January 1992. Mr. Lyle served as President and Chief Executive Officer of OmniCorp Holdings, Inc. in 1991. Prior to founding the Company, Mr. Lyle was one of the founders of Osteotech, Inc., an orthopaedic pharmaceutical company formed in 1986. He served as Osteotech's Chairman and Chief Executive Officer from 1989 to 1991 and as President from 1986 to 1989. From 1981 to 1986, Mr. Lyle served as the President of CIBA-GEIGY Corporation's CIBA Self-Medication, Inc. From 1975 to 1981, Mr. Lyle held various positions at Johnson & Johnson. Mr. Lyle holds a B.S. in Marketing Management and a M.B.A. in General Management, both from the University of Southern California.


     DR. CARUSO joined Algos in 1994. From 1985 to 1993, Dr. Caruso served as Vice President, Research & Development at Roberts Pharmaceutical Corporation with responsibility for worldwide pre-clinical and clinical research and development activities. From 1980 to 1985, Dr. Caruso served as Director, Clinical Pharmacology, for Revlon Health Care. From 1963 to 1980, Dr. Caruso served in various positions at Bristol-Myers Company, including Director, Clinical Research-Analgesics and Central Nervous System. He holds a Ph.D. and a M.S. in Pharmacology, both from the University of Rochester, School of Medicine and Dentistry and a B.S. in Biology from Trinity College.


     DR. BELLO joined Algos in 1994. During 1992 and 1993, Dr. Bello performed consulting services for the Company. Also in 1992, he served on a task force organized by the U.S. Department of State to assess the status of the pharmaceutical industry in the former Soviet Union. From 1975 to 1991, Dr. Bello served as CIBA-GEIGY Pharmaceutical Division Senior Vice President of Technical Operations and was a member of the Management Committee where he was responsible for chemical and pharmaceutical production, materials management, distribution, engineering, safety and ecology. Dr. Bello served as President and a member of the Board of Directors of CIBA-GEIGY Caribe, Caguas, Puerto Rico from 1990 to 1991. He served as a member of the Board of Directors of Geneva Pharmaceutical from 1982 to 1991 and a member of the Board of Directors of Alza Corporation from 1978 to 1982. Dr. Bello serves on the Board of Overseers, New Jersey Institute of Technology. He received his Ph.D. in Chemistry from the University of Trieste in Trieste, Italy.



     MR. DRAPKIN has been a director of the Company since January 1994. Mr. Drapkin has been Vice Chairman and Director of MacAndrews and Forbes Holdings, Inc., Revlon Group Incorporated and Andrews Group Incorporated for more than five years and is a director of Revlon, Inc., Marvel Entertainment Group, Inc. and The Coleman Company.

     MR. KIMMEL has been a director of the Company since July 1996. Mr. Kimmel has been a partner of the law firm of Latham & Watkins for more than five years. Mr. Kimmel is also a director of TSR Paging, Inc.


     MR. LEDLEY has been a director of the Company since January 1992. Since 1995, he has been a member of the law firm of Kleinberg, Kaplan, Wolff & Cohen, P.C. From 1980 to 1995 he was a member of the law firm of Varet & Fink P.C. (previously known as Milgrim Thomajan & Lee P.C.).


     MR. SULSER has been a director of the Company since May 1995. Since 1991, Mr. Sulser has served as Head of Investment Banking for the ERB Group of Companies, based in Zurich, Switzerland. Mr. Sulser is also General Manager of Unifina Holding AG, an affiliate of the ERB Group of Companies.



     DR. JOHNSON joined Algos in 1994. Prior to joining Algos, Dr. Johnson served as President of Pharmaceutical Development Laboratories, Inc., a contract research laboratory. From 1991 to 1993, Dr. Johnson was Business Director of Applied Analytical Industries, Inc. where he developed marketing strategies, research plans and budgets for numerous new drug contract development projects. From 1990 to 1991, he served as Manager of Drug Delivery Systems at Noven Pharmaceuticals and was responsible for the research and development of transdermal drug delivery systems. From 1986 to 1990, Dr. Johnson served as Group Leader of Pharmaceutical Research at Schering-Plough Research. Dr. Johnson holds a Ph.D. and a M.S. in Pharmaceutics and a B.S. in Pharmacy from the University of Wisconsin-Madison.



     MR. ANTHONY joined Algos in January 1996. Prior to joining Algos, Mr. Anthony engaged in the private practice of accounting, providing services to pharmaceutical companies. From 1987 to 1993, he served as Controller for Roberts Pharmaceutical Corporation where his responsibilities included public company financial reporting, the development and implementation of accounting practices and internal control systems, income tax planning and compliance, cash management and analysis of acquisitions. From 1983 to 1987 he served on the audit staff of Coopers & Lybrand. Mr. Anthony holds a B.S. in Accounting from Monmouth College.


EXECUTIVE CONSULTANTS

     FREDRICK L. MINN, M.D., PH.D., MEDICAL DIRECTOR. Dr. Minn has served as Medical Director since 1994 under the terms of an independent consulting agreement with the Company. From 1989 to 1994, Dr. Minn served as Senior Clinical Research Fellow at the Robert Wood Johnson Pharmaceutical Research Institute ('PRI') and Clinical Research Fellow at McNeil Pharmaceutical from 1976 to 1988. From 1974 to 1980, Dr. Minn served as Consulting Insurance Examiner for Insurance Company of North America and from 1974 to 1976 served as Assistant Director of Clinical Pharmacology for Squibb Institute for Medical Research.

     RONALD L. BUCHANAN, PH.D., DIRECTOR OF LICENSING. Dr. Buchanan has served as Director of Licensing since 1994 under the terms of an independent consulting agreement with the Company. Prior to becoming Director of Licensing for the Company, Dr. Buchanan served in various positions at Bristol-Myers Squibb, including Senior Director of Licensing, from 1991 to 1993.

MEDICAL AND RESEARCH ADVISORY BOARD

     The Company's objective is to build a proprietary technology base for its products and establish drug development programs as expeditiously and efficiently as possible. To meet this objective, the Company has established consulting relationships with many of the leading scientists and clinicians in pain management. These scientific and medical advisors, at the request of the Company, review the Company's individual research programs, advise on clinical study design and provide direction on new product development. Scientific and medical advisors are compensated on a retainer or per diem basis. The Company's Medical and Research Advisory Board currently includes the following individuals:

                   NAME                                                   POSITION
                   ----                                                   --------
William T. Beaver, M.D....................  Professor of Pharmacology and Anesthesia, Department of Pharmacology,
                                              Georgetown University School of Medicine.
Gary J. Bennett, Ph.D.....................  Chief,  Neuropathic Pain  and Pain  Measurement Section, Neurobiology
                                              and Anesthesiology Branch, National  Institute of Dental  Research,
                                              National Institutes of Health.
Michael J. Cousins, M.D...................  Professor  and  Department Head,  Department  of Anesthesia  and Pain
                                              Management, University  of  Sydney,  Royal  North  Shore  Hospital,
                                              Australia.
George E. Ehrlich, M.D....................  President,  George E.  Ehrlich Associates and  Chairman, FDA Advisory
                                              Committee on Rheumatology and Arthritis Drugs.
Howard L. Fields, M.D., Ph.D..............  Professor, Departments of Neurology and Physiology and Vice Chairman,
                                              Department of Neurology, University of California, San Francisco.
Richard H. Gracely, Ph.D..................  Research Psychologist, Neuropathic Pain and Pain Measurement Section,
                                              Neurobiology  and  Anesthesiology  Branch,  National  Institute  of
                                              Dental Research, National Institutes of Health.
Raymond W. Houde, M.D.....................  Senior  Attending  Physician  Emeritus, Departments  of  Medicine and
                                              Neurology, Memorial Sloan-Kettering Cancer Center.
Jerome H. Jaffe, M.D......................  Director, Office of Scientific Analysis and Evaluation and  Associate
                                              Director, Center for Substance Abuse Treatment, Substance Abuse and
                                              Mental Health Services Administration.
Donald R. Jasinski, M.D...................  Chief,  Center  for Chemical  Dependence,  Francis Scott  Key Medical
                                              Center, Professor,  Departments  of  Medicine,  Anesthesiology  and
                                              Critical   Care  Medicine,  Johns   Hopkins  University  School  of
                                              Medicine.
Robert Langer, Sc.D.......................  Kenneth  J.  Germeshausen  Professor   of  Chemical  and   Biomedical
                                              Engineering,  Massachusetts  Institute of  Technology  and Research
                                              Associate, Department of Surgery, Children's Hospital.
Louis Lasagna, M.D........................  Dean, Sackler School of  Graduate Biomedical Sciences, Academic  Dean
                                              of   the   Medical  School,   Professor  of   Psychiatry  (Clinical
                                              Pharmacology), Professor of Pharmacology, Tufts University.
David J. Mayer, Ph.D......................  Professor, Department  of  Anesthesiology,  The  Medical  College  of
                                              Virginia.
Donald D. Price, Ph.D.....................  Professor,  Department of  Anesthesiology, Director  of Research, The
                                              Medical College of Virginia.
Gary R. Strichartz, Ph.D..................  Professor of Anesthesia (Pharmacology),  Vice Chairman for  Research,
                                              Brigham and Women's Hospital, Harvard Medical School.
Vittorio Ventafridda, M.D., Ph.D..........  Liaison  Officer, World  Health Organization  Cancer Unit, Scientific
                                              Director, Fondazione Floriani, Milano, Italy; Consultant, Instituto
                                              Europeo di Oncologia (I.E.O.), Milano, Italy.

COMPENSATION OF OUTSIDE DIRECTORS

     Non-employee members of the Board of Directors will receive cash compensation of $1,500 per meeting attended as consideration for their services as directors of the Company and are reimbursed for reasonable travel expenses incurred in connection with their attendance of such meetings. Non-employee directors upon appointment or election to the Board of Directors will receive an option grant under the Company's 1996 Non-Employee Director Stock Option Plan to purchase 10,000 shares of Common Stock, at the fair market value on the date of grant, vesting over a three-year period upon each anniversary of the date of grant. In addition, on the date of each annual meeting of stockholders held after the date of the Offering, each non-employee director who will continue to serve as a director for the following year, and also has served as a director for the last six months prior to the date of the annual meeting, shall receive an option to purchase 5,000 shares of Common Stock, at the fair market value at the date of grant, vesting over a one year period. See 'Stock Option Plans.'

EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

Executive Compensation


     The following tables set forth the annual, long-term, and other compensation of the Company's Chief Executive Officer and other most highly compensated executives (collectively, the 'Named Officers') whose annual base salaries equal or exceed $100,000.



                           SUMMARY COMPENSATION TABLE


                                          ANNUAL COMPENSATION
                                ----------------------------------------
                                                               OTHER
                                                               ANNUAL
 NAME AND PRINCIPAL POSITION    YEAR    SALARY     BONUS    COMPENSATION
 ---------------------------    ----   --------   -------   ------------

John W. Lyle,
  President and Chief
  Executive Officer...........  1995   $235,000   $75,000       --
Frank S. Caruso,
  Executive Vice President for
  Research and Development....  1995    165,000    25,000       --

                                         LONG-TERM COMPENSATION
                              --------------------------------------------
                                    AWARDS                 PAYOUTS
                              -------------------   ----------------------
                              RESTRICTED  OPTIONS
                                STOCK      (# OF     LTIP      ALL OTHER
 NAME AND PRINCIPAL POSITION    AWARDS    SHARES)   PAYOUTS   COMPENSATION
 ---------------------------  ----------  -------   -------   ------------
John W. Lyle,
  President and Chief
  Executive Officer...........   --         --       --           --
Frank S. Caruso,
  Executive Vice President for
  Research and Development....   --         --       --           --


     The following table sets forth for each of the named executive officers the value realized from stock options exercised during 1995 and the number and value of exercisable and unexercisable stock options held at December 31, 1995:

     AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR END OPTION VALUES

                                                        NUMBER OF SHARES
                                                         OF UNDERLYING
                         SHARES                       UNEXERCISED OPTIONS
                       ACQUIRED ON     VALUE      ----------------------------
                       EXERCISE(1)    REALIZED    EXERCISABLE    UNEXERCISABLE
                       -----------    --------    -----------    -------------
John W. Lyle........      74,700        --           74,700         149,400
Frank S. Caruso.....      49,800        --           49,800          99,600


                        VALUE OF UNEXERCISED
                      IN-THE-MONEY OPTIONS(2)
                    ----------------------------
                    EXERCISABLE    UNEXERCISABLE
                    ------------   -------------
John W. Lyle........    --            --
Frank S. Caruso.....    --            --


- ------------


     (1) All such options were exercised in January 1995. The Board of Directors determined that the exercise price of the options did not exceed the fair market value of the Common Stock at the time of exercise. Accordingly, there was no value realized at the time of exercise.



     (2) Based on the fair market value of the Common Stock as of December 31, 1995 ($0.12 per share) as determined by the Board of Directors, the Company determined that there were no in-the-money options at December 31, 1995.


Employment Agreements


     Each of Mr. Lyle and Drs. Caruso and Bello has an employment agreement with the Company which expires December 31, 1997. Each employment agreement is automatically renewable for successive one-year terms unless terminated by either the employee or the Company. Mr. Lyle's agreement provides that Mr. Lyle will be employed as the President and Chief Executive Officer of the Company and that the Company will use its best efforts to cause Mr. Lyle to be elected to the Board of Directors for the term of the agreement. Dr. Caruso's agreement provides that he will be employed as the Executive Vice President for Research and Development. Dr. Bello's agreement provides that he will be employed as the Executive Vice President for Technology Transfer and Manufacturing. Under the agreements, each executive will be entitled to certain upward adjustments to the preceding year's base salary. Drs. Caruso and Bello are entitled to receive continuing payments amounting to twelve months and six months salary, respectively, in the event of their termination by the Company without cause. Each executive may also receive bonuses for individual accomplishment of key milestone events in such amounts and on such terms as the Board of Directors may determine. Mr. Lyle's agreement acknowledges that during the employment period he will also serve as Chief Executive Officer of U.S. Medical Development, Inc. ('USMDI'), a Delaware corporation incorporated on January 4, 1994 by the founders of the Company. The agreements provide the executives with certain rights under the 1994 Stock Option Plan. See 'Stock Option Plans.'


STOCK OPTION PLANS

1994 Stock Option Plan


     Effective January 1994, the Company established the Algos Pharmaceutical Corporation 1994 Stock Option Plan (the '1994 Option Plan') under which key employees may be granted options to purchase shares of the Common Stock. The 1994 Option Plan is intended to assist the Company in attracting and retaining employees of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company. The Company has reserved a total of 830,000 shares of Common Stock for issuances under the plan.


     Unless sooner terminated by the Board of Directors, the 1994 Option Plan will expire ten years after its inception. The 1994 Option Plan is administered by the Board of Directors, which has the authority to select eligible employees, grant options under the plan and determine the terms, price, and form of payment for each grant. Awards under the 1994 Option Plan will generally be granted at an exercise price equal to the then fair market value per share of Common Stock. Options granted under the 1994 Option Plan shall not be transferable and upon an employee's death, all options that have been granted to such employee are generally deemed to be exercisable.

1996 Stock Option Plan

     In April 1996, the Company adopted the Algos Pharmaceutical Corporation 1996 Stock Option Plan (the '1996 Option Plan'). The 1996 Option Plan is intended to assist the Company in attracting and retaining key employees and independent consultants of outstanding ability and to promote the identification of their interests with those of the stockholders of the Company. The 1996 Option Plan permits the grant of non-qualified stock options and incentive stock options to purchase shares of Common Stock covering 415,000 authorized but unissued or reacquired shares of Common Stock, subject to adjustment to reflect events such as stock dividends, stock splits, recapitalizations, mergers or reorganizations of or by the Company.

     Unless sooner terminated by the Board of Directors, the 1996 Option Plan will expire on January 31, 2006. Such termination will not affect the validity of any option outstanding under the 1996 Option Plan on the date of termination.


     Prior to the Offering, the Board of Directors will administer the 1996 Stock Option Plan. Following the closing of the Offering, the Compensation Committee of the Board of Directors (the 'Committee') will administer the 1996 Stock Option Plan (which is intended to satisfy the requirements of Rule 16b-3 under the Exchange Act, and Section 162(m) of the Internal Revenue Code of 1986, as amended (the 'Code')). Subject to the terms and conditions of the 1996 Option Plan, the Committee has the authority to select the persons to whom grants are to be made, to designate the number of shares of Common Stock to be covered by such grants, to determine the exercise price of options, to establish the period of exercisability of options, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 1996 Option Plan. The dates on which options first become exercisable and on which they expire shall be set forth in individual option agreements setting forth the specific terms of the options, subject to the requirements of the 1996 Stock Option Plan. Such agreements will generally provide that options expire within one year following the termination of the optionee's status as an employee or consultant of the Company (or a subsidiary) although the Committee may provide that options continue to be exercisable following a termination without 'Cause' (as defined in the 1996 Stock Option Plan) or otherwise. The Committee also may, in its discretion, provide by the terms of an option that such option will expire at specified times following, or become exercisable in full upon, the occurrence of certain specified 'extraordinary corporate events' including a merger, consolidation or dissolution of the Company, or a sale of substantially all of the Company's assets, but in such event the Committee may also give optionees the right to exercise their outstanding options in full during some period prior to such event, even though the rights have not yet otherwise become fully exercisable.



     Incentive stock options ('Incentive Stock Options') granted under the 1996 Stock Option Plan will be designed to comply with the provisions of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, Incentive Stock Options must have an exercise price not less than the fair market value of a share of Common Stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee's termination of employment, and must be exercised within the ten years after the date of grant.



     In the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the exercise price must be at least 110% of the fair market value of a share of Common Stock on the date of grant and must expire five years after grant. Furthermore, the 1996 Option Plan provides that the aggregate fair market value (determined at the time the option is granted) of shares with respect to which incentive stock options may be exercisable for the first time during any calendar year, may not exceed $100,000 per employee. Options for shares, the fair market value of which exceeds the $100,000 per year limit, are non-qualified stock options.



     Options intended to satisfy the requirements for 'performance-based compensation' under Section 162(m) of the Code must also have an exercise price of not less than fair market value on the date granted and must comply with other limitations and restrictions.



     The 1996 Option Plan may be amended by the Committee, subject to stockholder approval if such approval is then required by applicable law or in order for the 1996 Option Plan and options granted thereunder to continue to satisfy the requirements of Rule 16b-3 under the Exchange Act or Section 162(m) of the Code.



     The 1996 Option Plan permits the payment of the option exercise price to be made in cash (which may include an assignment of the right to receive the cash proceeds from the sale of Common Stock subject to the option pursuant to a 'cashless exercise' procedure) or by delivery of shares of Common Stock valued at their fair market value on the date of exercise or delivery of other property, or by a recourse promissory note payable to the Company, or by a combination of the foregoing. As a condition of exercise, optionees must also provide for the payment of withholding tax obligations of the Company in connection with such exercise.


     Options granted under the 1996 Option Plan shall not be transferable otherwise than by will, by the laws of descent and distribution or pursuant to a qualified domestic relations order (as defined in the Code), and may be exercised during the optionee's lifetime only by the optionee or, in the event of the optionee's legal disability, by the optionee's legal representative.

1996 Non-Employee Director Stock Option Plan


     In April 1996, the Company also adopted the 1996 Non-Employee Director Stock Option Plan (the 'Director Plan') covering 83,000 authorized but unissued or reacquired shares of Common Stock, subject to adjustment to reflect events such as stock dividends, stock splits, recapitalizations, mergers or reorganizations of or by the Company. The Director Plan is intended to assist the Company in attracting and retaining qualified non-employee directors ('Outside Directors').


     Following the consummation of the Offering, the Director Plan will be administered by the Board of Directors and options granted under the Director Plan are intended to satisfy the requirements of Rule 16b-3 under the Exchange Act. The Director Plan provides for automatic grants of non-qualified stock options to purchase 10,000 shares of Common Stock to each Outside Director at the time of appointment or election to the Board of Directors.



     The exercise price of the options shall be the fair market value of a share of Common Stock on the date of grant. Each option shall become exercisable in cumulative annual installments of one-third on each of the first three annual meetings of the Company's stockholders following the date of grant so long as the Outside Director continues to serve as a director of the Company; provided, however, to the extent permitted by Rule 16b-3, the Board of Directors may accelerate the exercisability of options upon the occurrence of certain specified extraordinary corporate transactions or events and provided further, that in any event, upon the occurrence of a 'Change in Control' of the Company (as defined in the Director Plan) all outstanding options shall become immediately exercisable. No portion of an option shall be exercisable after the tenth anniversary of the date of grant and no portion of an option shall be exercisable following termination of the Outside Director's services as director of the Company.



     Unless sooner terminated by the Board of Directors, the Director Plan will expire ten years after the date of its adoption. Such expiration will not affect the validity of any option outstanding on the date of termination.



     Each Outside Director serving as a director of the Company as of the close of each subsequent annual stockholders' meeting at which directors are elected shall be granted an option to purchase 5,000 shares of Common Stock.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES WITH RESPECT TO OPTIONS UNDER THE 1994 OPTION PLAN, 1996 OPTION PLAN AND THE DIRECTOR PLAN

     An optionee generally will not recognize taxable income on the grant of a non-qualified stock option under the 1994 Option Plan, 1996 Option Plan or the Director Plan, but will recognize ordinary income on the exercise of such option. The amount of income recognized on the exercise of an option generally will be equal to the excess, if any, of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash or in shares or other property. Where ordinary income is recognized by an optionee in connection with the exercise of an option, the Company generally will be entitled to a deduction equal to the amount of ordinary income so recognized.

     An optionee generally will not recognize taxable income upon either the grant or exercise of an incentive stock option granted under the 1996 Option Plan. Generally, upon the sale or other taxable disposition of the shares of the Common Stock acquired upon exercise of an incentive stock option, the optionee will recognize long-term capital gain in an amount equal to the excess, if any, of the amount realized in such disposition over the option exercise price, provided that no disposition of the shares has taken place within either (a) one year from the date of exercise or (b) two years from the date of grant of the incentive stock option. If the shares of the Common Stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the incentive stock option exercise price and the fair market value of the shares on the date of the incentive stock option's exercise generally will be taxable as ordinary income; the balance of the amount realized from such disposition, if any, will be taxed as capital gain. If the shares of the Common Stock are disposed of before the expiration of the one-year and two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the optionee's ordinary income generally is limited to excess, if any, of the amount realized in such disposition over the option exercise price paid. The Company (or other employer corporation) generally will be entitled to a tax deduction with respect to an incentive stock option only to the extent the optionee has ordinary income upon sale or other disposition of the shares of the Common Stock.

     The rules governing the tax treatment of options and an optionee's receipt of shares in connection with such grants are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state law may not be the same as under the federal income tax laws.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of August 15, 1996 (after giving effect to the automatic conversion of the Series A Preferred Stock into Common Stock upon consummation of the Offering) by (i) each person who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the address of each beneficial owner is c/o the Company, Collingwood Plaza, 4900 Route 33, Neptune, New Jersey 07753.



                                                                                                   PERCENTAGE OF SHARES
                                                                                                    BENEFICIALLY OWNED
                                                                                                   --------------------
                                                                            NUMBER OF SHARES       PRIOR TO     AFTER
                       NAME OF BENEFICIAL OWNER                          BENEFICIALLY OWNED (A)    OFFERING    OFFERING
                       ------------------------                          ----------------------    --------    --------

DIRECTORS AND EXECUTIVE OFFICERS
     John W. Lyle(b)..................................................          1,517,516            12.5%        9.7%
     Frank S. Caruso(c)...............................................            240,700             2.0         1.5
     Gastone Bello....................................................            116,200               *        *
     Donald G. Drapkin(d).............................................             16,600               *        *
     Roger H. Kimmel(e)...............................................          1,592,526            13.2        10.2
     James R. Ledley..................................................            103,750               *        *
     Dieter A. Sulser(f)..............................................            153,550             1.3        *
Directors and Executive Officers as a group(g)........................          3,740,842            30.8        23.9
OTHER PRINCIPAL STOCKHOLDERS
     Unifina Holding AG and related investors(h)......................          1,734,700            14.2        11.0
     Karen Lyle(i)....................................................          1,517,516            12.5         9.7
     Michael Hyatt(j).................................................          1,193,561             9.9         7.7
     Lawrence Canarelli(k)............................................            871,500             7.2         5.6
     Gilbert Goldstein(l).............................................            850,750             7.1         5.5
     Paul Shapiro(m)..................................................            809,250             6.7         5.2
     Morris J. Kramer(n)..............................................            809,246             6.7         5.2
     Inez Kimmel(o)...................................................            707,193             5.9         4.5
     Gail Albert(p)...................................................            664,000             5.5         4.3


- ------------

*  represents less than 1.0%

 (a) For purposes of this table, a person or group is deemed to have 'beneficial ownership' of any shares which such person has the right to acquire within 60 days after the date of this Prospectus. For purposes of calculating the percentage of outstanding shares held by each person named above, any shares which such person has the right to acquire within 60 days after the date of the Prospectus are deemed to be outstanding, but not for the purpose of calculating the percentage ownership of any other person.

 (b) Includes (i) 74,700 shares of Common Stock owned directly by Mr. Lyle, (ii) 1,363,966 shares of Common Stock and options to purchase 4,150 shares of Common Stock owned by Karen Lyle, wife of Mr. Lyle, as to which Mr. Lyle disclaims beneficial ownership, (iii) options to purchase 74,700 shares of Common Stock, and excludes 664,000 shares of Common Stock held in a trust for the benefit of the children of Mr. and Mrs. Lyle, as to which shares Mr. Lyle has neither the power of disposition nor the power to vote.


 (c) Excludes   a  total of 24,900   shares  held in  trust for the  benefit  of
     the children of  Dr. Caruso,   as to which  shares Dr. Caruso has   neither
     the  power of disposition nor the power to vote.






 (d) Excludes a total of 809,246 shares of Common Stock held in six trusts for the benefit of the children of Mr. Drapkin, as to which shares Mr. Drapkin has neither the power of disposition nor the power to vote.






 (e) Includes (i) 707,193 shares of Common Stock owned directly by Inez Kimmel, wife of Mr. Kimmel, as to which Mr. Kimmel disclaims beneficial ownership and (ii) 885,333 shares held in two trusts for which Mr. Kimmel serves as trustee and as to which shares Mr. Kimmel holds either the sole or the shared power of disposition and power to vote, and excludes 343,060 shares of Common Stock held in two trusts for the benefit of the children of Mr. and Mrs. Kimmel, as to which shares Mr. Kimmel has neither the power of disposition nor the power to vote.







 (f) Includes 141,100 shares of Common Stock and 12,450 warrants to purchase shares of Common Stock owned directly by Gaby Sulser, wife of Mr. Sulser, as to which Mr. Sulser disclaims beneficial ownership and excludes 1,734,700 shares beneficially owned by Unifina Holding AG, as to which shares Mr. Sulser disclaims beneficial ownership. Mr. Sulser is the General Manager of Unifina Holding AG.







 (g) Includes options and warrants to purchase 91,300 shares of Common Stock.

(footnotes continued from previous page)



 (h) Consists of 1,577,000 shares of Common Stock and 157,700 warrants to purchase shares of Common Stock held by EBC Zurich AG. The address of Unifina Holding AG is Zurcherstrasse 62; CH 8406, Winterthur, Switzerland and the address of EBC Zurich AG is Bellariastrasse 23; CH 8027, Zurich, Switzerland. Excludes (i) 166,000 shares of Common Stock and warrants to purchase 16,600 shares of Common Stock held by Mr. Rolf P. Erb, Chairman of EBC Zurich AG and a member of the board of directors of Unifina Holding AG, as to which shares each of Unifina Holding AG and EBC Zurich AG disclaim beneficial ownership and (ii) 141,100 shares of Common Stock and warrants to purchase 12,450 shares of Common Stock beneficially owned by Mr. Sulser, General Manager of Unifina Holding AG, as to which shares Unifina Holding AG disclaims beneficial ownership.





 (i) Includes (i) 1,363,966 shares of Common Stock and options to purchase 4,150 shares of Common Stock, owned directly by Mrs. Lyle and (ii) 74,700 shares of Common Stock and options to purchase 74,700 shares of Common Stock owned by directly by John Lyle, husband of Mrs. Lyle, as to which Mrs. Lyle disclaims beneficial ownership, and excludes 664,000 shares of Common Stock held in a trust for the benefit of the children of Mr. and Mrs. Lyle, as to which shares Mrs. Lyle has neither the power of disposition nor the power to vote.





 (j) Includes (i) 829,751 shares of Common Stock owned directly by Mr. Hyatt and
     (ii) 363,810 shares held in three trusts for which Mr. Hyatt serves as trustee and as to which shares Mr. Hyatt holds either the sole or the shared power of disposition or the power to vote, and excludes 221,333 shares of Common Stock held in a trust for the benefit of the children of Mr. Hyatt, as to which shares Mr. Hyatt has neither the power of disposition nor the power to vote.



 (k) Includes 664,000 shares of Common Stock deemed to be beneficially owned by each of Mrs. Albert and Mr. Canarelli in their shared capacity as trustees for a trust as to which shares each of Mrs. Albert and Mr. Canarelli share the power of disposition and the power to vote.





 (l) Includes 809,250 shares of Common Stock deemed to be beneficially owned by Mr. Goldstein in his capacity as trustee for a trust as to which shares Mr. Goldstein has the shared power of disposition and power to vote.





(m) Includes 809,250 shares of Common Stock deemed to be beneficially owned by Mr. Shapiro in his capacity as trustee for a trust as to which shares Mr. Shapiro has the shared power of disposition and power to vote.





 (n) Includes 809,246 shares of Common Stock deemed to be beneficially owned by Mr. Kramer in his capacity as trustee for a trust as to which shares Mr. Kramer holds the power of disposition and the power to vote.





 (o) Excludes (i) 885,333 shares of Common Stock beneficially owned by Roger Kimmel, husband of Mrs. Kimmel, as trustee and as to which Mr. Kimmel holds either the sole or shared power of disposition and power to vote and (ii) 343,060 shares of Common Stock held in two trusts for the benefit of the children of Mr. and Mrs. Kimmel, as to which shares Mrs. Kimmel has neither the power of disposition nor the power to vote.





 (p) Includes 664,000 shares of Common Stock deemed to be beneficially owned by each of Mrs. Albert and Mr. Canarelli in their shared capacity as trustees for a trust as to which shares each of Mrs. Albert and Mr. Canarelli share the power of disposition and the power to vote.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Mr. Roger H. Kimmel, a director of the Company, is a partner at Latham & Watkins which performs legal services for the Company from time to time. See 'Legal Matters.'


     Mr. James R. Ledley, a director of the Company, is a member of the law firm of Kleinberg, Kaplan, Wolff & Cohen, P.C. which performs legal services for the Company from time to time.

                          DESCRIPTION OF CAPITAL STOCK


     Upon consummation of the Offering, the authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock, $.01 par value per share, and 10,000,000 shares of Preferred Stock, $.01 par value per share, 100,000 of which have been designated as Series B Preferred Stock.


COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock are not entitled to cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. The Company does not anticipate any cash dividends on Common Stock will be paid in the foreseeable future. See 'Dividend Policy.' In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, and payments to holders of Preferred Stock. The holders of Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All the outstanding shares of Common Stock are, and the shares of Common Stock into which the Preferred Shares will be converted upon completion of the Offering will be, validly issued, fully paid and non-assessable.

PREFERRED STOCK


     Under its Amended and Restated Certificate of Incorporation, the Company has authority to issue 10,000,000 shares of Preferred Stock, $.01 par value per share. The Board of Directors has the authority, without approval of the stockholders, to issue shares of Preferred Stock in one or more series and to fix the number of shares and the rights, preferences, privileges, qualifications, restrictions and limitations of each series. Following the consummation of the Offering, 100,000 shares of Series B Preferred Stock will be issued and outstanding. The Series B Preferred Stock is convertible, at the option of the holder, into Common Stock at any time after February 1, 1997. The holders of Series B Preferred Stock will receive one share of Common Stock for each share of Series B Preferred Stock owned by such holder, subject to certain anti-dilution provisions.


REGISTRATION RIGHTS


     The holders of the Common Stock and Series A Preferred Stock prior to the Offering (the 'Stockholders'), are parties to a stockholders' agreement (the
'Stockholders' Agreement') which provides such Stockholders with certain registration rights. Under the Stockholders' Agreement, and upon the automatic conversion of the Series A Preferred Stock to shares of Common Stock, the Stockholders are entitled to certain registration rights with respect to shares of Common Stock, including a demand registration right which is exercisable on one occasion after 270 days from the date of this Prospectus and certain 'piggyback' registration rights which are exercisable in connection with registrations of shares initiated by the Company.



     At any time after February 1, 1997, holders of the Series B Preferred Stock have the right to require the Company to register the resale of the Common Stock that such holders receive upon conversion of the Series B Preferred Stock.


DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     Upon the consummation of the Offering, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a 'business combination' with an 'interested stockholder' for a period of three years after the date of the transaction in which the person became an interested stockholder unless such transaction was approved in a prescribed manner or another prescribed exception applies. For purposes of Section 203, a 'business combination' is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and subject to certain exceptions, an 'interested stockholder' is a person who, together with affiliates and associates owns (or within three years prior, did own) 15% or more of the corporation's voting stock.


     Upon consummation of the Offering, the Company's Amended and Restated By-Laws provide for a Board of Directors classified into three classes, with the Directors elected at the Company's 1996 annual meeting divided into three classes and serving initial terms expiring at the 1997, 1998 and 1999 annual stockholders' meetings, respectively. Thereafter, Directors in each class will be elected for three year terms. No determination has yet been made as to the selection of any of the current directors for nomination for election in a particular class. All directors elected to the Company's classified Board of Directors will serve until the election and qualification of their successors or their earlier resignation or removal. The Board of Directors is authorized to create new directorships and to fill such positions so created and is permitted to specify the class to which such new position is assigned, and the person filling such position would serve for the term applicable to that class. The Board of Directors (or its remaining members, even though less than a quorum) is also empowered to fill vacancies on the Board of Directors occurring for any reason for the remainder of the term of the class of Directors in which the vacancy occurred. After classification of the Board of Directors, Directors may only be removed for cause. These provisions are likely to increase the time required for stockholders to change the composition of the Board of Directors.


     The Company's Amended and Restated By-Laws also provide that, for nomination to the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice generally must be delivered not less than sixty days nor more than ninety days prior to the annual meeting. If the meeting is not an annual meeting, the notice must generally be delivered not more than ninety days prior to the special meeting and not later than the later of sixty days prior to the special meeting and ten days following the day on which public announcement of the meeting is first made by the Company. Only such business shall be conducted at a special meeting of stockholders as is brought before the meeting pursuant to the Company's notice of meeting. The notice by a stockholder must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about the nominee or a description of the proposed business to be brought before the meeting.



     The Company's Amended and Restated Certificate of Incorporation also requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Special meetings may be called only by the Chairman of the Board or the President of the Company or by the majority of the whole Board of Directors.



     The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless the corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Company's Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the Company to amend or repeal any of the provisions discussed in this section entitled 'Delaware Law and Certain Charter and By-Law Provisions' relating to the Amended and Restated Certificate of Incorporation or to reduce the number of authorized shares of Common Stock and Preferred Stock. Such 66 2/3% vote is also required for any amendment to or repeal of the Company's Amended and Restated By-Laws by the stockholders. The Amended and Restated By-Laws may also be amended or repealed by a majority vote of the Board of Directors. Such 66 2/3% stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any Preferred Stock that might then be outstanding.



     The provisions of the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws discussed above could make more difficult or discourage a proxy contest or other change in the management of the Company or the acquisition or attempted acquisition of control by a holder of a substantial block of the Company's stock. It is possible that such provisions could make it more difficult to accomplish, or could deter, transactions which stockholders may otherwise consider to be in their best interests.



     As permitted by the Delaware General Corporation Law, the Company's Amended and Restated Certificate of Incorporation provides that Directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of their fiduciary duties as Directors, except for liability
(i) for any breach of their duty of loyalty to the Company and its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the Director derives an improper personal benefit.


     The Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws provide that the Company shall indemnify its Directors and officers to the fullest extent permitted by Delaware law and advance expenses to such Directors and officers to defend any action for which rights of indemnification are provided.


                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, the Company will have 15,544,123 shares of Common Stock outstanding (assuming no exercise of any of the outstanding options and warrants to purchase Common Stock outstanding as of June 30, 1996 and assuming the Underwriters' over-allotment option is not exercised), of which 12,044,123 are 'restricted' shares within the meaning of Rule 144 under the Securities Act of 1933, as amended (the 'Securities Act'), and may not be resold except pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration, including Rule 144 of the Securities Act.



     In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated), including an 'affiliate', as defined in the Securities Act, is entitled to sell in any three-month period a number of shares beneficially owned for at least two years that does not exceed the greater of
(i) 1% of the then outstanding shares of Common Stock or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. A person who is not an affiliate and has beneficially held such shares for at least three years is entitled to sell such shares under Rule
144(k) without regard to the volume, manner of sale, notice or public information requirements. Subject to the agreement with the underwriters described in the next paragraph, as of August 22, 1996, 11,640,743 of the restricted shares became eligible for sale in the public market in reliance on Rule 144, 3,912,054 of which may be sold without regard to volume limitations.


     For a period of 180 days after the closing of the Offering, without the written consent of Lehman Brothers Inc., the Company and all of its existing stockholders have agreed not to offer, sell or contract to sell, grant any offer to purchase or otherwise dispose of any shares of Common Stock other than issuances pursuant to employee compensation plans, transfers among such stockholders, pledges, in the case of death or permanent disability and certain limited charitable donations.

     An employee, officer or director of or consultant to the Company who purchased or was awarded shares or options to purchase shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provision of Rule 701 under the Securities Act, which permits Affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the Effective Date and permits non-affiliates to sell their Rule 701 shares without having to comply with the holding period, public information, volume and notice provisions of Rule 144.


     Under the Stockholders' Agreement, holders of shares of Common Stock issued prior to the Offering or issuable under certain options and warrants outstanding prior to the Offering are entitled to certain registration rights with respect to their shares, including a demand registration right which is exercisable on one occasion after 270 days from the date of this Prospectus and certain 'piggyback' registration rights which are exercisable in connection with registrations of shares initiated by the Company. The Series B Preferred Stock is convertible into an aggregate of 100,000 shares of Common Stock, subject to certain anti-dilution provisions, at any time after February 1, 1997. See 'Description of Capital Stock -- Registration Rights.'



     Prior to the Offering, there has been no public market for securities of the Company. No predictions can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of the Common Stock. In addition, the Company cannot predict the number of shares that may be sold in the future pursuant to Rule 144 or the timing of such sales. Sales of a substantial number of Restricted Shares could have a significant adverse effect on the market price of the Common Stock.

              CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS FOR
                           NON-UNITED STATES HOLDERS

     The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a holder who is not a United States person (a 'Non-U.S. Holder'). For these purposes, the term 'United States person' is defined as any person who is a citizen or resident of the United States, a corporation or a partnership or other entity created or organized in the United States or under the laws of the United States or of any State, or an estate or trust whose income is includible in gross income for United States federal income tax purposes regardless of its source. An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) for federal income tax purposes in several circumstances, including by virtue of being present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during the three-year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to United States federal tax as if they were United States citizens and residents.

     This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the 'Code'), existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof as of the date hereof, all of which are subject to change. This discussion does not address all aspects of United States federal income and estate taxes and does not deal with non-United States and U.S. state and local consequences that may be relevant to Non-U.S. Holders in light of their personal circumstances. Each prospective purchaser of Common Stock is advised to consult a tax advisor with respect to current and possible future tax consequences of acquiring, holding and disposing of Common Stock.

DIVIDENDS

     The Company does not currently intend to pay cash dividends on shares of Common Stock. See 'Dividend Policy.' In the event that dividends are paid on shares of Common Stock, except as described below, such dividends paid to a Non-U.S. Holder of Common Stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States (or attributable to a U.S. permanent establishment of the Non-U.S. Holder, if an income tax treaty applies). Under current United States Treasury regulations, dividends paid to an address outside the United States, absent definite knowledge to the contrary, may be presumed to be paid to a resident of such country for purposes of the withholding discussed above, and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a reduced rate of withholding under a tax treaty. Thus, Non-U.S. Holders receiving dividends at addresses outside the United States currently are not required to file forms with the payor in order to obtain the benefit of an applicable treaty rate. Under proposed United States Treasury regulations not currently in effect, however, a Non-U.S. Holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification and other requirements.

     If the dividend is effectively connected with the conduct of a United States trade or business of a Non-U.S. Holder who has properly filed a Form 4224 (or similar statement) with the withholding agent with respect to the taxable year in which the dividend is paid, no withholding is required. Instead the dividend (as adjusted by any applicable deductions) would be subject to regular United States federal income tax. In addition, all or a portion of any such effectively connected dividends received by a non-U.S. corporation may, under certain circumstances, be subject to an additional 'branch profits tax' at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     A Non-U.S. Holder of Common Stock eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the Internal Revenue Service ('IRS').

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to United States federal income tax (and no tax generally will be withheld) with respect to gain recognized on a sale or other disposition of Common Stock so long as (i) the gain is not effectively connected with a trade or business of the Non-U.S. Holder within the United States, (ii) in the case of a Non-U.S. Holder who is a non-resident alien individual and holds the Common Stock as a capital asset, such holder is not present in the United States for 183 or more days in the taxable year of the sale or other disposition, and (iii) the Company is not and has not been within the preceding five years a 'United States real property holding corporation' for United States federal income tax purposes (assuming the Common Stock is regularly traded on an established securities market). The Company believes that it is not, has at no time been, and does not anticipate becoming a 'United States real property holding corporation' for United States federal income tax purposes. In addition, the Company believes that the Common Stock will be treated as regularly traded on an established securities market.

     If the capital gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder within the United States, or if the Company is or has been within the preceding five years a United States real property holding corporation and the Non-U.S. Holder is more than a five percent stockholder (applying certain attribution rules), the capital gain would be subject to regular United States federal income tax. In addition, with respect to corporate Non-U.S. Holders, the 'branch profits tax' described above may also apply. An individual Non-U.S. Holder who is present in the United States for 183 days or more in the taxable year of sale or other disposition and holds the Common Stock as a capital asset will generally be taxed at a rate of 30% on any net capital gain recognized during any year on such stock if either (i) such individual has a 'tax home' (as defined for United States federal income tax purposes) in the United States or (ii) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States and no treaty exemption applies.

UNITED STATES INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

     The Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such holder. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authority in the country in which the Non-U.S. Holder resides. Under temporary United States Treasury regulations, United States backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting with respect to such tax will generally not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States.

     As a general matter, backup withholding and information reporting also will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a foreign broker. Information reporting requirements (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker that is a United States person, that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a 'controlled foreign corporation' (generally, a foreign corporation controlled by United States stockholders) with respect to the United States, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the holder certifies under penalties of perjury that it is a Non-U.S. Holder, or otherwise establishes an exemption.

     Backup withholding (at a flat 31% rate) is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a Non-U.S. Holder may obtain a refund by filing the appropriate claim for refund with the IRS.

     These backup withholding and information reporting rules are under review by the United States Treasury, and their application to the Common Stock could be changed prospectively by future regulations. On April 15, 1996, the IRS issued proposed Treasury Regulations concerning the withholding of tax and reporting for certain amounts paid to non-resident individuals and foreign corporations. The proposed regulations would, among other changes, eliminate the presumption under current regulations with respect to dividends paid to addresses outside the United States. See 'Dividends on Common Stock.' The proposed Treasury Regulations, if adopted in their present form, would be effective for payments made after December 31, 1997. Prospective purchasers of Common Stock should consult their tax advisors concerning the potential adoption of such Treasury Regulations and the potential effect on the Common Stock.

FEDERAL ESTATE TAXES

     Common Stock held (or treated as owned) by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes and may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise. Estates of non-resident aliens are generally allowed a statutory credit which is the equivalent of an exclusion of $60,000 of assets from U.S. estate tax. Tax treaties may permit a larger credit.

                                  UNDERWRITING


     Under the terms and subject to the conditions contained in the Underwriting Agreement, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, the Underwriters named below, for whom Lehman Brothers Inc. and Cowen & Company are acting as representatives (the 'Representatives'), have severally agreed to purchase from the Company, and the Company has agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite the name of each such Underwriter below:



                                                                                           NUMBER OF
    UNDERWRITERS                                                                            SHARES
    ------------                                                                            -------
Lehman Brothers Inc. ...................................................................
Cowen & Company.........................................................................


                                                                                           ---------
     Total..............................................................................   3,500,000
                                                                                           ---------
                                                                                           ---------


     The Company has been advised by the Representatives that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page hereof, and to certain dealers at such initial public offering price less a selling concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other Underwriters or to certain other brokers or dealers. After the initial offering to the public, the offering price and other selling terms may be changed by the Representatives.

     The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions, including the condition that no stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose are pending or threatened by the Securities and Exchange Commission and that there has been no material adverse change or any development involving a prospective material adverse change in the condition of the Company from that set forth in the Registration Statement otherwise than as set forth or contemplated in this Prospectus, and that certain certificates, opinions and letters have been received from the Company and its counsel. The Underwriters are obligated to take and pay for all of the above shares of Common Stock if any such shares are taken.

     The Company and the Underwriters have agreed in the Underwriting Agreement to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     The Company has granted to the Underwriters an option to purchase up to an additional 525,000 shares of Common Stock, exercisable solely to cover over-allotments, at the initial public offering price, less the underwriting discounts and commissions shown on the cover page of this Prospectus. Such option may be exercised at any time until 30 days after the date of the Underwriting Agreement. To the extent that the option is exercised, each Underwriter will be committed to purchase a number of the additional shares of Common Stock proportionate to each Underwriter's initial commitment as indicated in the preceding table.

     The Representatives of the Underwriters have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.


     For a period of 180 days after the closing of the Offering, without the written consent of Lehman Brothers Inc., the Company and all of its existing stockholders have agreed not to offer, sell or contract to sell, grant any offer to purchase or otherwise dispose of any shares of common stock other than issuance pursuant to employee compensation plans, transfers among such stockholders, pledges, in the case of death or permanent disability and certain limited charitable donations.


     At the request of the Company, the Underwriters have reserved up to 300,000 shares of Common Stock for sale at the initial public offering price to certain of the Company's employees and certain other persons. The number of shares of Common Stock available for sale to the general public will be reduced to the extent these persons purchase such reserved shares. If such reserved shares are not purchased by such employees and other persons, they will be offered by the Underwriters to the public upon the same terms and conditions set forth in this Prospectus. Johnson & Johnson Development Corporation, an affiliate of Johnson & Johnson, has expressed an interest in purchasing 10% of the Offering, up to $6.5 million worth of the shares of Common Stock offered hereby, at the public offering price. See 'Business -- Corporate and Government Collaborations.'


     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price was negotiated between the Company and the Representatives. Among the factors considered in determining the initial public offering price of the Common Stock, in addition to the prevailing market conditions, were the Company's historical performance, capital structure, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and consideration of the above factors in relation to market values of companies in related business and other factors deemed relevant.

                                 LEGAL MATTERS


     Certain legal matters in connection with the Offering will be passed upon for the Company by Latham & Watkins. Roger Kimmel, a director of the Company, is a partner of Latham & Watkins and his spouse, Inez Kimmel, and two trusts that have been established for the benefit of Mr. and Mrs. Kimmel's children, own shares of the Common Stock. See 'Principal Stockholders.' In addition, certain other partners of Latham & Watkins, in the aggregate, own less than 2.0% of the Common Stock. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Kramer, Levin, Naftalis & Frankel.


                                    EXPERTS

     The balance sheets of Algos Pharmaceutical Corporation (a development stage enterprise) as of December 31, 1995 and 1994 and the statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


     The statements in this Prospectus set forth under the captions 'Risk Factors -- Uncertain Ability to Protect Proprietary Technology' and 'Business -- Patents, Trade Secrets and Licenses' have been reviewed and approved by Dilworth & Barrese, patent counsel to the Company, as experts on such matters, and are included herein in reliance upon such review and approval. Mr. Peter Dilworth, a partner of Dilworth & Barrese, owns less than 1.0% of the Common Stock.

                             ADDITIONAL INFORMATION


     The Company has filed with the Securities and Exchange Commission (the 'Commission'), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W. Washington D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the public Reference Section of the Commission, Washington, D.C. 20549 upon the payment of the fees prescribed by the Commission. The Commission also maintains a site on the World Wide Web, the address of which is http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers, such as the Company, that file reports electronically with the Commission.

                        ALGOS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         INDEX TO FINANCIAL STATEMENTS


                                                                                                              PAGE
                                                                                                              ----

Report of Independent Accountants..........................................................................    F-2
Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996 (unaudited)..............................    F-3
Statements of Operations for the years ended December 31, 1993, 1994 and 1995 and six months ended June 30,
  1995 and 1996 (unaudited) and cumulative from inception to June 30, 1996 (unaudited).....................    F-4
Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995 and six months ended June 30,
  1995 and 1996 (unaudited) and cumulative from inception to June 30, 1996 (unaudited).....................    F-5
Statements of Changes in Stockholders' Equity from date of inception (January 1, 1992) to December 31, 1995
  and the six months ended June 30, 1996 (unaudited).......................................................    F-6
Notes to Financial Statements..............................................................................    F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Stockholders
ALGOS PHARMACEUTICAL CORPORATION:

     We have audited the accompanying balance sheets of Algos Pharmaceutical Corporation (a development stage enterprise) as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Algos Pharmaceutical Corporation as of December 31, 1995 and 1994 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.


Princeton, New Jersey
February 7, 1996,
except as to the fourth
paragraph of
Note 9, for
which the date is
May 21, 1996

                        ALGOS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEETS


                                                                               DECEMBER 31,
                                                                        --------------------------     JUNE 30,
                                                                           1994           1995           1996
                                                                        -----------    -----------    -----------
                                                                                                      (UNAUDITED)

                               ASSETS
Current assets:
     Cash and cash equivalents (Notes 2 and 3).......................   $ 5,633,971    $ 3,707,100    $ 2,504,603
     Accounts receivable (Note 8)....................................       --             --           2,000,000
     Prepaid expenses................................................        16,533         11,057         17,629
                                                                        -----------    -----------    -----------
          Total current assets.......................................     5,650,504      3,718,157      4,522,232
Property and equipment, net (Notes 2 and 4)..........................       113,986        100,704         82,506
Other assets.........................................................           916          1,591        298,531
                                                                        -----------    -----------    -----------
          Total assets...............................................   $ 5,765,406    $ 3,820,452    $ 4,903,269
                                                                        -----------    -----------    -----------
                                                                        -----------    -----------    -----------
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable................................................   $    55,926    $   158,297    $   550,326
     Other current liabilities (Note 5)..............................        91,175        141,335        703,848
                                                                        -----------    -----------    -----------
          Total current liabilities..................................       147,101        299,632      1,254,174
                                                                        -----------    -----------    -----------
Commitments (Note 7)                                                        --             --             --
Stockholders' equity:
     Preferred stock, $.01 par value: 10,000,000 shares authorized:
          Convertible Series A; 872,000 shares authorized; 702,500,
            702,500, and 707,500, respectively, issued and
            outstanding; $10,537,500, $10,537,500, and $10,612,500,
            respectively, aggregate liquidation preference...........         7,025          7,025          7,075
          Convertible Series B; 100,000 shares authorized; 0, 0 and
            100,000, respectively, issued and outstanding; $0, $0 and
            $100,000, respectively, aggregate liquidation
            preference...............................................       --             --               1,000
     Common stock, $.01 par value; 50,000,000 shares authorized;
       5,810,415, 6,010,030, and 6,171,876, respectively, issued and
       outstanding...................................................        58,104         60,100         61,719
     Additional paid-in-capital......................................     7,318,936      7,341,890      9,434,961
     Unearned compensation expense...................................       --             --            (912,708)
     Deficit accumulated during the development stage................    (1,765,760)    (3,888,195)    (4,942,952)
                                                                        -----------    -----------    -----------
          Total stockholders' equity.................................     5,618,305      3,520,820      3,649,095
                                                                        -----------    -----------    -----------
          Total liabilities and stockholders' equity.................   $ 5,765,406    $ 3,820,452    $ 4,903,269
                                                                        -----------    -----------    -----------
                                                                        -----------    -----------    -----------


   The accompanying notes are an integral part of these financial statements.

                        ALGOS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF OPERATIONS



                                      FOR THE YEARS ENDED              FOR THE SIX MONTHS        CUMULATIVE FROM
                                         DECEMBER 31,                     ENDED JUNE 30,           INCEPTION TO
                             -------------------------------------   -------------------------       JUNE 30,
                               1993         1994          1995          1995           1996           1996
                             ---------   -----------   -----------   -----------    -----------   --------------
                                                                     (UNAUDITED)   (UNAUDITED)     (UNAUDITED)
Revenues (Note 8)..........  $ 214,584   $   --        $   --        $   --        $ 1,500,000     $ 1,811,000
                             ---------   -----------   -----------   -----------   -----------   ---------------
Operating expenses:
     Research and
       development (Note
       2)..................     40,000       653,714     1,614,943       800,784     1,003,585       3,437,242
     General and
       administrative
       expenses............    435,657       623,219       760,040       396,458     1,628,184       3,816,446
                             ---------   -----------   -----------   -----------   -----------   ---------------
          Total operating
            expenses.......    475,657     1,276,933     2,374,983     1,197,242     2,631,769       7,253,688
                             ---------   -----------   -----------   -----------   -----------   ---------------
Loss from operations.......   (261,073)   (1,276,933)   (2,374,983)   (1,197,242)   (1,131,769)     (5,442,688)
Interest income............      4,433       153,247       252,548       138,673        77,012         499,736
                             ---------   -----------   -----------   -----------   -----------   ---------------
Net loss...................  $(256,640)  $(1,123,686)  $(2,122,435)  $(1,058,569)  $(1,054,757)    $(4,942,952)
                             ---------   -----------   -----------   -----------   -----------   ---------------
                             ---------   -----------   -----------   -----------   -----------   ---------------
Pro forma (unaudited) (Note
  2):
     Net loss per common
       share...............                                 $(0.17)                     $(0.09)
                                                         -----------                  ----------
                                                         -----------                  ----------
     Weighted average
       number of common
       shares
       outstanding.........                             12,199,217                  12,328,907
                                                       -----------                 -----------
                                                       -----------                 -----------


   The accompanying notes are an integral part of these financial statements.

                        ALGOS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF CASH FLOWS

                                                   FOR THE YEARS ENDED DECEMBER 31,
                                                ---------------------------------------
                                                  1993          1994           1995
                                                ---------    -----------    -----------

Cash flows from operating activities:
     Net loss................................   $(256,640)   $(1,123,686)   $(2,122,435)
     Adjustments to reconcile net loss to net
       cash used in operating activities:
          Depreciation and amortization......       8,065         18,115         35,782
          Amortization of unearned
            compensation.....................      --            --             --
          Common stock issued for
            technology.......................      25,000        --             --
          Preferred stock issued for services
            rendered.........................      --             25,000        --
          Preferred stock issued under
            license agreement................      --            --             --
          Changes in assets and liabilities:
               Accounts receivable...........      --            --             --
               Prepaid expenses..............       3,737        (14,096)         5,476
               Other assets..................       1,237            600           (675)
               Accounts payable..............      (7,038)        25,549        102,371
               Other current liabilities.....     (63,638)        76,590         50,160
                                                ---------    -----------    -----------
               Net cash used in operating
                 activities..................    (289,277)      (991,928)    (1,929,321)
                                                ---------    -----------    -----------
Cash flows from investing activities:
     Purchases of property and equipment.....        (425)      (106,757)       (22,500)
                                                ---------    -----------    -----------
     Net cash used in investing activities...        (425)      (106,757)       (22,500)
                                                ---------    -----------    -----------
Cash flows from financing activities:
     Proceeds from issuance of preferred
       stock, net of offering costs..........      --          6,609,015        --
     Proceeds from issuance of common stock
       and capital contributions.............     125,000             50         24,950
     Deferred financing costs................      --            --             --
                                                ---------    -----------    -----------
     Net cash provided by financing
       activities............................     125,000      6,609,065         24,950
                                                ---------    -----------    -----------
Net increase (decrease) in cash and cash
  equivalents................................    (164,702)     5,510,380     (1,926,871)
Cash and cash equivalents, beginning of
  period.....................................     288,293        123,591      5,633,971
                                                ---------    -----------    -----------
Cash and cash equivalents, end of period.....   $ 123,591    $ 5,633,971    $ 3,707,100
                                                ---------    -----------    -----------
                                                ---------    -----------    -----------

                                              FOR THE SIX MONTHS ENDED     CUMULATIVE
                                                      JUNE 30,              INCEPTION
                                             --------------------------    TO JUNE 30,
                                                 1995          1996           1996
                                                 ----          ----           ----
                                             (UNAUDITED)   (UNAUDITED)     (UNAUDITED)
Cash flows from operating activities:
     Net loss................................$ (1,058,569)  $(1,054,757)   $(4,942,952)
     Adjustments to reconcile net loss to net
       cash used in operating activities:
          Depreciation and amortization......      17,383        22,253         89,512
          Amortization of unearned
            compensation.....................     --            198,432        198,432
          Common stock issued for
            technology.......................     --            --             125,000
          Preferred stock issued for services
            rendered.........................     --            --              25,000
          Preferred stock issued under
            license agreement................     --            915,000        915,000
          Changes in assets and liabilities:
               Accounts receivable...........     --         (2,000,000)    (2,000,000)
               Prepaid expenses..............        (458)       (6,572)       (17,629)
               Other assets..................        (675)      --              (1,591)
               Accounts payable..............      70,686       149,029        307,326
               Other current liabilities.....      (1,175)      562,513        703,848
                                             ------------   -----------    -----------
               Net cash used in operating
                 activities..................    (972,808)   (1,214,102)    (4,598,054)
                                             ------------   -----------    -----------
Cash flows from investing activities:
     Purchases of property and equipment.....      (8,772)       (4,055)      (172,018)
                                             ------------   -----------    -----------
     Net cash used in investing activities...      (8,772)       (4,055)      (172,018)
                                             ------------   -----------    -----------
Cash flows from financing activities:
     Proceeds from issuance of preferred
       stock, net of offering costs..........     --             50,000      6,659,015
     Proceeds from issuance of common stock
       and capital contributions.............      24,900        19,600        669,600
     Deferred financing costs................     --            (53,940)       (53,940)
                                             ------------   -----------    -----------
     Net cash provided by financing
       activities............................      24,900        15,660      7,274,675
                                             ------------   -----------    -----------
Net increase (decrease) in cash and cash
  equivalents................................    (956,680)   (1,202,497)     2,504,603
Cash and cash equivalents, beginning of
  period.....................................   5,633,971     3,707,100        --
                                             ------------   -----------    -----------
Cash and cash equivalents, end of period.....$  4,677,291   $ 2,504,603    $ 2,504,603
                                             ------------   -----------    -----------
                                             ------------   -----------    -----------


   The accompanying notes are an integral part of these financial statements.

                        ALGOS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                       CONVERTIBLE
                                                     PREFERRED STOCK       COMMON STOCK
                                                    -----------------   -------------------
                                                     SHARES    AMOUNT    SHARES     AMOUNT
                                                    --------   ------   ---------   -------

Balance, January 1, 1992 (Inception)
Issuance of common stock, January 1992, $.10 per
  share...........................................     --      $--      4,841,664   $48,417
Issuance of common stock for technology, January
  1992, $.10 per share............................     --       --        968,336     9,683
Net loss..........................................     --       --         --         --
                                                    --------   ------   ---------   -------
Balance, December 31, 1992........................     --       --      5,810,000    58,100
Capital contributions, including $25,000 of
  technology......................................     --       --         --         --
Net loss..........................................     --       --         --         --
                                                    --------   ------   ---------   -------
Balance, December 31, 1993........................     --       --      5,810,000    58,100
Issuance of preferred stock, May through August
  1994, $10.00 per share, net of offering costs...   700,000   7,000       --         --
Issuance of preferred stock for services rendered,
  May 1994, $10.00 per share......................     2,500      25       --         --
Exercise of stock options.........................     --       --            415         4
Net loss..........................................     --       --         --         --
                                                    --------   ------   ---------   -------
Balance, December 31, 1994........................   702,500   7,025    5,810,415    58,104
Exercise of stock options.........................     --       --        199,615     1,996
Net loss..........................................     --       --         --         --
                                                    --------   ------   ---------   -------
Balance, December 31, 1995........................   702,500   7,025    6,010,030    60,100
Exercise of stock options (unaudited).............     --       --        161,846     1,619
Exercise of preferred stock warrants
  (unaudited).....................................     5,000      50       --         --
Issuance of Series B preferred stock under license
  agreement, June 1996, $9.15 per share
  (unaudited).....................................   100,000   1,000       --         --
Unearned compensation expense (unaudited).........     --       --         --         --
Amortization of unearned compensation expense
  (unaudited).....................................     --       --         --         --
Net loss (unaudited)..............................     --       --         --         --
                                                    --------   ------   ---------   -------
Balance, June 30, 1996 (unaudited)................   807,500   $8,075   6,171,876   $61,719
                                                    --------   ------   ---------   -------
                                                    --------   ------   ---------   -------

                                                                                 DEFICIT
                                                                               ACCUMULATED
                                                   ADDITIONAL     UNEARNED      DURING THE        TOTAL
                                                    PAID-IN     COMPENSATION   DEVELOPMENT    STOCKHOLDERS'
                                                    CAPITAL       EXPENSE         STAGE          EQUITY
                                                  ------------  ------------   ------------   -------------
Balance, January 1, 1992 (Inception)
Issuance of common stock, January 1992, $.10 per
  share...........................................$    451,583  $   --         $   --          $   500,000
Issuance of common stock for technology, January
  1992, $.10 per share............................      90,317      --             --              100,000
Net loss..........................................     --           --            (385,434 )      (385,434)
                                                  ------------  ------------   ------------   -------------
Balance, December 31, 1992........................     541,900      --            (385,434 )       214,566
Capital contributions, including $25,000 of
  technology......................................     150,000      --             --              150,000
Net loss..........................................     --           --            (256,640 )      (256,640)
                                                  ------------  ------------   ------------   -------------
Balance, December 31, 1993........................     691,900      --            (642,074 )       107,926
Issuance of preferred stock, May through August
  1994, $10.00 per share, net of offering costs...   6,602,015      --             --            6,609,015
Issuance of preferred stock for services rendered,
  May 1994, $10.00 per share......................      24,975      --             --               25,000
Exercise of stock options.........................          46      --             --                   50
Net loss..........................................     --           --          (1,123,686 )    (1,123,686)
                                                  ------------  ------------   ------------   -------------
Balance, December 31, 1994........................   7,318,936      --          (1,765,760 )     5,618,305
Exercise of stock options.........................      22,954      --             --               24,950
Net loss..........................................     --           --          (2,122,435 )    (2,122,435)
                                                  ------------  ------------   ------------   -------------
Balance, December 31, 1995........................   7,341,890      --          (3,888,195 )     3,520,820
Exercise of stock options (unaudited).............      17,981      --                              19,600
Exercise of preferred stock warrants
  (unaudited).....................................      49,950      --             --               50,000
Issuance of Series B preferred stock under license
  agreement, June 1996, $9.15 per share
  (unaudited).....................................     914,000      --             --              915,000
Unearned compensation expense (unaudited).........   1,111,140   (1,111,140 )      --              --
Amortization of unearned compensation expense
  (unaudited).....................................     --           198,432        --              198,432
Net loss (unaudited)..............................     --           --          (1,054,757 )    (1,054,757)
                                                  ------------  ------------   ------------   -------------
Balance, June 30, 1996 (unaudited)................$  9,434,961  $  (912,708 )  $(4,942,952 )   $ 3,649,095
                                                  ------------  ------------   ------------   -------------
                                                  ------------  ------------   ------------   -------------


   The accompanying notes are an integral part of these financial statements.

                        ALGOS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
 (INFORMATION RELATING TO THE SIX MONTHS ENDED JUNE 30, 1995 AND JUNE 30, 1996
            AND CUMULATIVE FROM THE DATE OF INCEPTION IS UNAUDITED)


                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION

     Algos Pharmaceutical Corporation (the 'Company'), is engaged primarily in the development of proprietary pain management pharmaceuticals.

     Since its formation in January 1992, the Company has devoted a substantial portion of its efforts to developing products, licensing technology, filing regulatory applications and raising capital and has earned no significant revenue from its planned principal operations.

     The Company is subject to a number of risks common to companies in similar stages of development including, but not limited to, the lack of assurance of successful product development, the absence of manufacturing facilities, the need to raise substantial additional funds and risk of technological obsolescence.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

DEVELOPMENT STAGE ENTERPRISE

     The accompanying  statements  have been  prepared  in accordance  with  the
provisions   of  Statement  of  Financial  Accounting  Standard  (SFAS)  No.  7,
'Accounting and Reporting by Development Stage Enterprises.'

CASH AND CASH EQUIVALENTS

     The Company considers securities with maturities of three months or less, when purchased, to be cash equivalents.

PROPERTY AND EQUIPMENT, NET

     Property and equipment are recorded at cost less accumulated depreciation. Depreciation is provided on the straight-line method over the estimated useful lives of the assets which range from three to seven years. Gains and losses on depreciable assets retired or sold are recognized in the statement of operations in the year of disposal. Repairs and maintenance expenditures are expensed as incurred.


REVENUE



     License fees are recognized as revenue when earned in accordance with the terms of the underlying agreements.

                        ALGOS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
 (INFORMATION RELATING TO THE SIX MONTHS ENDED JUNE 30, 1995 AND JUNE 30, 1996
            AND CUMULATIVE FROM THE DATE OF INCEPTION IS UNAUDITED)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

RESEARCH AND DEVELOPMENT COSTS

     Expenditures for research and development are expensed as incurred.

INCOME TAXES

     The Company accounts for income taxes under the provisions of SFAS No. 109, 'Accounting for Income Taxes.' SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.

STOCK BASED COMPENSATION

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, 'Accounting for Stock Based Compensation.' Beginning in 1996, SFAS No. 123 requires expanded disclosures of stock-based compensation arrangements with employees and encourages, but does not require, the recognition of employee compensation expense related to stock compensation based on the fair value of the equity instrument granted. Companies that do not adopt the fair value recognition provisions of SFAS No. 123 and continue to follow the existing APB Opinion 25 rules to recognize and measure compensation, will be required to disclose the pro forma amounts of net income and earnings per share that would have been reported had the company elected to follow the fair value recognition of SFAS No. 123. The Company has elected to adopt the disclosure requirements of this pronouncement.

EARNINGS PER SHARE


     Pro forma net loss per common share is based on the net loss and the weighted average number of common shares after giving effect to the conversion of all preferred stock as of January 1, 1995. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, all common shares and stock options and warrants granted by the Company during the twelve months prior to the filing date of the Registration Statement have been included in the calculation of weighted average common shares and common share equivalents outstanding as if they were outstanding for all periods presented. Outstanding stock options and warrants granted prior to this twelve-month period have not been included in the calculation of historical net loss per common share because inclusion of such shares would be antidilutive.


     Historical net loss per common share is as follows:


                                                                                             FOR THE SIX MONTHS
                                                                                                   ENDED
                                                     FOR THE YEARS ENDED DECEMBER 31,             JUNE 30,
                                                    -----------------------------------    ----------------------
                                                      1993         1994         1995         1995         1996
                                                    ---------    ---------    ---------    ---------    ---------

Net loss per common share........................    $(0.04)      $(0.19)      $(0.35)      $(0.18)      $(0.17)
Weighted average common shares and common share
  equivalents outstanding........................   5,810,000    5,810,050    6,002,635    5,982,922    6,144,700
                                                    ---------    ---------    ---------    ---------    ---------
                                                    ---------    ---------    ---------    ---------    ---------


     Historical net loss per common share is based on the weighted average number of common shares outstanding during the periods presented.

                        ALGOS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
 (INFORMATION RELATING TO THE SIX MONTHS ENDED JUNE 30, 1995 AND JUNE 30, 1996
            AND CUMULATIVE FROM THE DATE OF INCEPTION IS UNAUDITED)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

INTERIM FINANCIAL INFORMATION


     The financial information presented as of June 30, 1996, and for the six months ended June 30, 1995 and 1996 and the cumulative amounts from the date of inception is unaudited but, in the opinion of management, reflects all adjustments (which consist of normal accruals) necessary for a fair presentation of such financial statements.


3. CONCENTRATION OF CREDIT RISK

     Cash and cash equivalents consist primarily of shares of a money market fund which invests primarily in securities of the United States government.

4. PROPERTY AND EQUIPMENT, NET

     Property and equipment consist of the following:


                                                                          DECEMBER 31,
                                                                      --------------------    JUNE 30,
                                                                        1994        1995        1996
                                                                      --------    --------    --------

Office furniture...................................................   $ 58,354    $ 61,119    $ 61,119
Computer equipment.................................................     56,370      73,453      77,508
Office equipment...................................................     24,617      26,447      26,447
Leasehold improvements.............................................      6,121       6,944       6,944
                                                                      --------    --------    --------
                                                                       145,462     167,963     172,018
Less accumulated depreciation......................................     31,476      67,259      89,512
                                                                      --------    --------    --------
                                                                      $113,986    $100,704    $ 82,506
                                                                      --------    --------    --------
                                                                      --------    --------    --------


5. OTHER CURRENT LIABILITIES

     Other current liabilities consist of the following:


                                                                           DECEMBER 31,
                                                                        -------------------    JUNE 30,
                                                                         1994        1995        1996
                                                                        -------    --------    --------
Deferred revenue.....................................................   $ --       $  --       $500,000
Accrued compensation.................................................    79,000     118,100      68,100
Accrued research expenses............................................     --         23,235     135,748
Advances payable.....................................................    12,175       --          --
                                                                        -------    --------    --------
                                                                        $91,175    $141,335    $703,848
                                                                        -------    --------    --------
                                                                        -------    --------    --------


6. INCOME TAXES

     Prior to March 1, 1994, the Company had elected to be treated as an S Corporation for federal income tax reporting purposes. Under this election, the Company's stockholders were responsible for reporting the Company's federal taxable loss on their personal tax returns. In connection with the issuance of Series A Preferred Stock, the Company's S status terminated and the corporation converted to C Corporation status. The C Corporation assumed the tax bases of the assets and liabilities of the S Corporation as of the termination date. Accordingly, the Company records deferred taxes for the effect of cumulative temporary differences in accordance with the provisions of SFAS No. 109, 'Accounting for Income Taxes' for federal tax purposes as of the termination date. For state tax purposes, the Company has been treated as a C Corporation since inception.

                        ALGOS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
 (INFORMATION RELATING TO THE SIX MONTHS ENDED JUNE 30, 1995 AND JUNE 30, 1996
            AND CUMULATIVE FROM THE DATE OF INCEPTION IS UNAUDITED)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


     At December 31, 1995, the Company had available net operating loss carryforwards and research and development credits for federal income tax purposes of approximately $2,997,000 and $70,000, respectively, which expire in the years 2009 through 2010. At June 30, 1996, the Company had available net operating loss carryforwards of approximately $2,100,000. Due to the uncertainty of their realization, no income tax benefits have been recorded by the Company for these net operating loss or credit carryforwards as valuation allowances have been established for any such benefits. The use of these net operating loss and credit carryforwards may be subject to limitations under section 382 of the Internal Revenue Code pertaining to changes in stock ownership.


     The increase in the valuation allowance amounted to $406,100 and $906,300 in 1994 and 1995, respectively.

     Deferred tax assets and (liabilities) for federal and state income taxes consist of the following:

                                                                                     DECEMBER 31,
                                                                               ------------------------
                                                                                 1994          1995
                                                                               ---------    -----------
Net operating loss carryforwards............................................   $ 382,000    $ 1,236,800
Research and development tax credits........................................      20,000         70,000
Depreciation and amortization...............................................       2,500          2,400
Accrued liabilities and other...............................................       1,600          3,200
                                                                               ---------    -----------
     Total deferred tax assets..............................................     406,100      1,312,400
Valuation allowance.........................................................    (406,100)    (1,312,400)
                                                                               ---------    -----------
     Net deferred tax assets................................................   $       0    $         0
                                                                               ---------    -----------
                                                                               ---------    -----------


7. COMMITMENTS AND CONTINGENT LIABILITIES


COLLABORATIVE RESEARCH AGREEMENTS

     In 1994, the Company entered into collaborative research agreements with three universities. Under the terms of the agreements, the universities agreed to provide research exclusively to the Company in the field of pain management in exchange for funding of the research by the Company. The Company was granted rights to enter into exclusive, worldwide licenses to make, have made, use and sell products under any patent application and patent rights resulting from the research agreement and is required to pay royalties on sales of products incorporating licensed technology.

     The Company expensed $10,000, $182,000 and $118,000 in 1993, 1994 and 1995,
respectively, and $510,000 cumulatively from the date of inception, under these agreements. Quarterly expenses are mutually agreed to by the Company and each university.

     In addition, the Company has entered into various research and consulting agreements which are generally one year or less in duration.

LICENSING AGREEMENTS


     The Company has a license agreement with a university for certain pain management technology which requires the Company to pay royalties of 4% of sales of licensed products and a share of royalties received from sublicensees. A second license agreement requires annual maintenance fees of $10,000 in addition to royalties based on sales.

                        ALGOS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
 (INFORMATION RELATING TO THE SIX MONTHS ENDED JUNE 30, 1995 AND JUNE 30, 1996
            AND CUMULATIVE FROM THE DATE OF INCEPTION IS UNAUDITED)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

EMPLOYMENT AGREEMENTS

     The Company has employment agreements with certain officers and employees which provide them with continued compensation for periods of six months to two years in the event of their termination, without cause, by the Company. As of December 31, 1995, the aggregate amount of the Company's minimum obligation under these agreements is $751,000.

LEASES


     In April 1992, the Company entered into a five year lease agreement for its office facilities with minimum lease payments of approximately $1,900 per month. This lease may be canceled by the Company upon four and one-half months notice and payment of not more than $3,500. The Company is responsible for all operating expenses associated with the facility. Rent expense amounted to $11,000, $12,608 and $21,841 for the years ended December 31, 1993, 1994, and
1995, respectively, $11,240 in the six months ended June 30, 1996, and $64,939 cumulatively from the date of inception.


8. REVENUES


     In June 1996, the Company entered into a license agreement with McNeil Consumer Products Company, an affiliate of Johnson & Johnson, which provides McNeil with exclusive worldwide marketing rights to certain of the Company's products under development. The Company received an initial payment of $2,000,000 in July 1996 and may receive additional payments based on the achievement of certain milestones. McNeil will be responsible for substantially all of the remaining development costs in excess of $500,000. In addition, the Company will receive royalties based on sales of licensed products, if any. The agreement may be terminated by McNeil after one year. The Company recorded accounts receivable of $2,000,000, revenue of $1,500,000, and deferred revenue of $500,000 in connection with the transaction.


     Prior to 1994 the Company had an agreement to provide consulting services. Revenues recognized under this agreement amounted to $214,584 in the year ended December 31, 1993 which represented all of the Company's revenues. The Company expensed $104,000 in 1993 which was paid to an executive of the Company for services provided relating to this agreement. Revenues and expenses recognized under this agreement, since inception were $311,000 and $214,500, respectively. This agreement was not related to pain management technology and was assigned to a new corporation in January 1994. The Company will not receive any additional revenue related to this contract.

9. STOCKHOLDERS' EQUITY


     The Company is authorized to issue shares of preferred stock with rights, preferences and limitations determined by the Board of Directors of the Company, 872,500 of which have been designated Series A and 100,000 of which have been designated Series B.


     Shares of  Series A  Preferred Stock  have preference  to Common  Stock  in liquidation and are convertible into shares of Common Stock and will automatically convert upon the consummation of an initial public offering. The Series A Preferred stockholders are entitled to receive dividends payable on Common Stock based upon the number of shares of Common Stock into which a share of Series A Preferred Stock is then convertible. In addition, the Series A
Preferred stockholders are entitled to vote as a class to elect one member of the Board of Directors of the Company.


     In June 1996, the Company issued 100,000 shares of convertible Series B Preferred Stock in connection with an amendment to a license agreement with a university and recorded an administrative

                        ALGOS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
 (INFORMATION RELATING TO THE SIX MONTHS ENDED JUNE 30, 1995 AND JUNE 30, 1996
            AND CUMULATIVE FROM THE DATE OF INCEPTION IS UNAUDITED)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)


expense of $915,000. Shares of Series B Preferred Stock carry dividend rights equal to shares of Series A Preferred Stock and are convertible into an equal number of shares of Common Stock at any time on or after February 1, 1997.



     On May 21, 1996, the Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission for the sale of Common Stock. If the offering pursuant to the registration statement is consummated under the terms presently anticipated, all shares of the Series A Preferred Stock will convert to Common Stock and the Preferred Stock warrants will convert to Common Stock warrants. The Series A Preferred Stock and Preferred Stock warrants will convert at a rate of 8.30 common shares for each preferred share or underlying warrant. In addition, the Board of Directors authorized a 8.30-for-1 split of all outstanding shares of Common Stock and authorized an increase in the authorized number of common shares to 50,000,000. Such split and increase in the authorized number of common shares shall be consummated upon the effective date of the registration statement. In addition, upon the closing of the initial public offering, the total number of shares of preferred stock authorized will be 10,000,000 par value $.01. All references to common stock, options and per share data have been restated to give effect to this split.


     The Company maintains stock options plans under which options to purchase shares of common stock have been granted to directors and employees which vest over periods of up to four years.

     Information with respect to options under the plans is as follows:


                                                                                      OPTIONS OUTSTANDING
                                                                                    ------------------------
                                                                       AVAILABLE                   PRICE
                                                                       FOR GRANT     SHARES      PER SHARE
                                                                       ---------    --------    ------------

     Balance, December 31, 1993.....................................      --           --       $   --

     Authorized.....................................................    834,150        --           --
     Granted........................................................   (772,730 )    772,730      .12 - .13
     Exercised......................................................      --            (415)       .12
                                                                       ---------    --------
     Balance, December 31, 1994.....................................     61,420      772,315      .12 - .13

     Authorized.....................................................     41,500        --           --
     Granted........................................................    (24,900 )     24,900        .12
     Exercised......................................................      --        (199,615)     .12 - .13
                                                                       ---------    --------
     Balance, December 31, 1995.....................................     78,020      597,600      .12 - .13

     Authorized.....................................................    498,000        --           --
     Granted........................................................   (243,190 )    243,190      .12 - .13
     Exercised......................................................      --        (161,850)       .12
                                                                       ---------    --------
     Balance, June 30, 1996.........................................    332,830      678,940      .12 - .13
                                                                       ---------    --------
                                                                       ---------    --------



     As of December 31, 1995, 217,460 options were exercisable at prices ranging from $0.12 to $0.13 per share. In connection with certain option grants made in March and April 1996, the Company has recorded unearned compensation expense amounting to $1,111,140, which will be amortized over the vesting period. Options to purchase 24,900 shares are exercisable immediately, the remainder vest over a four year period.



     In connection with the sale of Series A Preferred Stock, certain selling agents received warrants to purchase an aggregate of 40,750 shares of Series A Preferred Stock at an exercise price of $10.00 per share which expire on the earlier of 2004 or five years after an initial public offering of stock by the Company. Warrants to purchase 5,000 shares were exercised in May 1996.

                        ALGOS PHARMACEUTICAL CORPORATION
                        (A DEVELOPMENT STAGE ENTERPRISE)
 (INFORMATION RELATING TO THE SIX MONTHS ENDED JUNE 30, 1995 AND JUNE 30, 1996
            AND CUMULATIVE FROM THE DATE OF INCEPTION IS UNAUDITED)


                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

10. RELATED PARTY TRANSACTION


     A director of the Company has been associated with law firms that rendered various legal services to the Company. The Company paid approximately $3,000, $95,000 and $16,000 in 1993, 1994 and 1995, respectively, and $22,000 for the six months ended June 30, 1996, and $165,000 cumulatively from the date of inception, for these services.



     A second director of the Company, appointed in July 1996, is associated with a law firm which performs legal services for the Company from time to time. The Company paid approximately $0, $68,000 and $0 in 1993, 1994 and 1995, respectively, and $68,000 cumulatively from the date of inception for these services and has accrued approximately $217,000 for services rendered in the six months ended June 30, 1996, primarily related to the initial public offering.



11. SUBSEQUENT EVENT (UNAUDITED) -- TRANSFER OF INTANGIBLE ASSETS



     In August 1996, the Company contributed certain intangible assets having no book value to PharmaDyn, Inc. ('PharmaDyn'), a newly formed company, and received preferred stock with an aggregate par value and liquidation preference of $2,800,000 and all of PharmaDyn's common stock. The common stock was subsequently distributed to the Company's stockholders, warrant holders and certain of its employees. The preferred stock provides for an annual cumulative dividend of 30% which may be paid in the form of cash or PharmaDyn common stock and a share of other earnings. The preferred stock may be redeemed at any time for par plus accrued dividends at PharmaDyn's option and at the Company's option at the end of two years. The Company recorded no gain in connection with the transactions as management believes that at the present time realization of the redemption value is not assured.

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

____________________________________         ___________________________________

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT
CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------
                               TABLE OF CONTENTS


                                                                                                                          PAGE
                                                                                                                          ----

Prospectus Summary.....................................................................................................      3
Risk Factors...........................................................................................................      6
Use of Proceeds........................................................................................................     12
Dividend Policy........................................................................................................     12
Capitalization.........................................................................................................     13
Dilution...............................................................................................................     14
Selected Financial Information.........................................................................................     15
Management's Discussion and Analysis of Financial Condition and Results of Operations..................................     16
Business...............................................................................................................     19
Management and Key Scientific Advisors.................................................................................     33
Principal Stockholders.................................................................................................     40
Certain Relationships and Related Transactions.........................................................................     41
Description of Capital Stock...........................................................................................     42
Shares Eligible for Future Sale........................................................................................     44
Certain United States Federal Tax Considerations for Non-United States Holders.........................................     45
Underwriting...........................................................................................................     48
Legal Matters..........................................................................................................     49
Experts................................................................................................................     49
Additional Information.................................................................................................     50
Index to Financial Statements..........................................................................................    F-1


                            ------------------------
     UNTIL                  ,  1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                3,500,000 SHARES

                                     [LOGO]

                                     ALGOS
                                 PHARMACEUTICAL
                                  CORPORATION

                                  COMMON STOCK

                           --------------------------
                                   PROSPECTUS
                                            , 1996
                           --------------------------

                                LEHMAN BROTHERS
                                COWEN & COMPANY




____________________________________         ___________________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Common Stock being registered. All amounts are estimates except the registration and filing fees:


                                       DESCRIPTION                                            AMOUNT
                                       -----------                                            ------
Securities and Exchange Commission registration fee......................................   $ 22,207.05
NASD filing fee..........................................................................      6,940.00
Printing and engraving expenses..........................................................        *
Legal fees and expenses..................................................................        *
Accounting fees and expenses.............................................................        *
Blue Sky fees and expenses...............................................................        *
Transfer Agent & Registrar fees..........................................................        *
Nasdaq listing fees......................................................................     50,000.00
Miscellaneous expenses...................................................................        *
                                                                                            -----------
     Total...............................................................................   $800,000.00
                                                                                            -----------
                                                                                            -----------


- ------------

*  To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     Section 145 of the Delaware General Corporation Law (the 'DGCL') and Article SEVENTH of the Amended and Restated Certificate of Incorporation provide for indemnification of the Company's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended (the 'Securities Act'). Article SEVENTH provides that unless otherwise determined by the Board of Directors, the Company shall indemnify, to the full extent permitted by the laws of Delaware as from time to time in effect, the persons described in Section 145 of DGCL.



     The general effect of the provisions in the Amended and Restated Certificate of Incorporation and the DGCL is to provide that the company shall indemnify its directors and officers against all liabilities and expenses actually and reasonably incurred in connection with the defense or settlement of any judicial or administrative proceedings in which they have become involved by reason of their status as corporate directors or officers, if they acted in good faith and in the reasonable belief that their conduct was neither unlawful (in the case of criminal proceedings) nor inconsistent with the best interests of the Company. With respect to legal proceedings by or in the right of the Company in which a director or officer is adjudged liable for improper performance of his duty to the Company or another enterprise for which such person served in a similar capacity at the request of the Company, indemnification is limited by such provisions to that amount which is permitted by the court.


     Reference is made to the proposed  form of Underwriting Agreement filed  as
Exhibit 1.1 which provides for indemnification of the directors and officers of the Company signing the Registration Statement and certain controlling persons of the Company against certain liabilities, including certain liabilities under the Securities Act, by the Underwriters.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     During the past three years, the following securities were sold by the Company without registration under the Securities Act:


          Pursuant  to Subscription and Stock  Purchase Agreements, dated May 9,
     June 30, July 15, August 12 and August 22, 1994, the Company issued 70 Units, each Unit consisting of 10,000 shares of Series A Preferred Stock, $.01 par value, of the Company to management, certain existing stockholders and a limited number of other investors for an aggregate purchase price of $7,000,000 in a transaction that was exempt from registration under the Securities Act pursuant to Regulation D under the Securities Act.

          On June 27, 1996, the Company issued 100,000 shares of its Series B Preferred Stock to The Medical College of Virginia in consideration of certain amendments to its license agreement in a transaction that was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.



          On July 18, 1994,  November 10, 1995, March  22, 1996, April 1,  1996,
     and July 2, 1996 the Company issued options to purchase 772,730 shares, 24,900 shares, 52,290 shares, 190,900 shares and 10,000 shares, respectively, to its employees and directors pursuant to its 1994 Stock Option Plan, 1994 Directors Stock Option Plan, 1995 Directors Stock Option Plan, 1996 Stock Option Plan and 1996 Non-Employee Director Stock Option Plan in transactions that were exempt from registration under the Securities Act pursuant to Section 4(2) thereof.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits:


 EXHIBIT
   NO.      TITLE
   --       -----
   *1.1     Form of Underwriting Agreement.
 ***3.1     Form of Amended and Restated Certificate of Incorporation of Algos Pharmaceutical Corporation.
 ***3.2     Form of Amended and Restated By-laws of Algos Pharmaceutical Corporation.
   *4.1     Form of Stock Certificate of Common Stock.
 ***5.1     Opinion of Latham & Watkins as to the validity of the Common Stock.
 **10.1.1   Employment Agreement with respect to John W. Lyle.
 **10.1.2   Employment Agreement with respect to Gastone Bello.
 **10.1.3   Employment Agreement with respect to Frank S. Caruso.
***10.2.1   1994 Stock Option Plan.
***10.2.2   Form of 1996 Stock Option Plan.
***10.2.3   Form of 1996 Non-Employee Director Stock Option Plan.
 **10.3.1   Algos Pharmaceutical Corporation Stockholders' Agreement.
***10.4.1   License Agreement with The Medical College of Virginia.'DD'
***10.4.2   License Agreement with McNeil.'DD'
***10.4.3   Registration Rights Agreement with The Medical College of Virginia.
  *10.5.1   Lease Agreement between Collingwood Plaza Associates and U.S. Medical Technologies, Inc., predecessor to the Company.
 **11       Statement regarding computation of per share earnings.
 **21       Subsidiaries of the Registrant.
***23.1     Consent of Coopers & Lybrand L.L.P.
***23.2     Consent of Dilworth & Barrese.
***23.3     Consent of Latham & Watkins (included in Exhibit 5.1).
 **24       Powers of Attorney.
`D'27       Financial Data Schedule.


- ------------
*  To be filed by amendment.

** Previously filed.

*** Filed herewith.

 `D' Included in EDGAR filing only.

'DD' Portions of this Exhibit have received confidential treatment pursuant to Rule 406(b) under the Securities Act.

     (b) Financial Statement Schedules:

     None.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed by the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:


          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.



          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 5, 1996.


                                          ALGOS PHARMACEUTICAL CORPORATION


                                          By:          /s/ John W. Lyle
                                             ...................................
                                                        JOHN W. LYLE
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER



     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                   NAME                                        TITLE                              DATE
                   ----                                        -----                              ----

            /S/ JOHN W. LYLE*               President, Chief Executive Officer and           September 5, 1996
 .........................................    Director
              (JOHN W. LYLE)

            DONALD G. DRAPKIN*              Director                                         September 5, 1996
 .........................................
           (DONALD G. DRAPKIN)

             JAMES R. LEDLEY*               Assistant Secretary and Director                 September 5, 1996
 .........................................
            (JAMES R. LEDLEY)

             DIETER A. SULSER*              Director                                         September 5, 1996
 .........................................
            (DIETER A. SULSER)

           /S/ ROGER H. KIMMEL              Director                                         September 5, 1996
 .........................................
            (ROGER H. KIMMEL)

             /S/ GARY ANTHONY               Chief Financial Officer                          September 5, 1996
 .........................................
              (GARY ANTHONY)


      *By:         /s/ John W. Lyle
 .........................................
               JOHN W. LYLE
            (ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX


 EXHIBIT
   NO.      TITLE                                                                                            PAGE
   --       -----                                                                                            -----
   *1.1     Form of Underwriting Agreement................................................................
 ***3.1     Form of Amended and Restated Certificate of Incorporation of Algos Pharmaceutical Corporation.
 ***3.2     Form of Amended and Restated By-laws of Algos Pharmaceutical Corporation......................
   *4.1     Form of Stock Certificate of Common Stock.....................................................
 ***5.1     Opinion of Latham & Watkins as to the validity of the Common Stock............................
 **10.1.1   Employment Agreement with respect to John W. Lyle.............................................
 **10.1.2   Employment Agreement with respect to Gastone Bello............................................
 **10.1.3   Employment Agreement with respect to Frank S. Caruso..........................................
***10.2.1   1994 Stock Option Plan........................................................................
***10.2.2   Form of 1996 Stock Option Plan................................................................
***10.2.3   Form of 1996 Non-Employee Director Stock Option Plan..........................................
 **10.3.1   Algos Pharmaceutical Corporation Stockholders' Agreement......................................
***10.4.1   License Agreement with The Medical College of Virginia'DD'..................................
***10.4.2   License Agreement with McNeil'DD'...........................................................
***10.4.3   Registration Rights Agreement with The Medical College of Virginia............................
  *10.5.1   Lease Agreement between Collingwood Plaza Associates and U.S. Medical Technologies, Inc.,
              predecessor to the Company .................................................................
 **11       Statement regarding computation of per share earnings.........................................
 **21       Subsidiaries of the Registrant................................................................
***23.1     Consent of Coopers & Lybrand L.L.P. ..........................................................
***23.2     Consent of Dilworth & Barrese.................................................................
***23.3     Consent of Latham & Watkins (included in Exhibit 5.1).........................................
 **24       Powers of Attorney............................................................................
`D'27       Financial Data Schedule.


- ------------
  * To be filed by amendment.

 ** Previously filed.

*** Filed herewith.

  'D' Included in EDGAR filing only.

'DD' Portions of this Exhibit have received confidential treatment pursuant to Rule 406(b) under the Securities Act.


                              STATEMENT OF DIFFERENCES
                              ------------------------

The trademark symbol shall be expressed as 'tm'
The registered trademark symbol shall be expressed as 'r'
The dagger symbol shall be expressed as 'D'
The double dagger symbol shall be expressed as 'DD'